UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

www.equifax.com

March 21, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Equifax Inc. to be held at 9:30 a.m. Eastern Daylight Time on Thursday, May 3, 2012 at our principal executive offices located at the address shown above.

The accompanying notice of the meeting and proxy statement describe the matters to be acted upon at the annual meeting. We also will report on matters of interest to our shareholders.

Your vote is important to us. Whether or not you plan to attend the annual meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet, by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the annual meeting. Additional information about voting your shares is included in the proxy statement.

Thank you for your continued support of Equifax.

Sincerely,

Richard F. Smith

Chairman and Chief Executive Officer

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

May 3, 2012

9:30 a.m. Eastern Daylight Time

To the shareholders of Equifax Inc.:

Notice is hereby given that the 2012 annual meeting of shareholders (the “Annual Meeting”) of Equifax Inc., a Georgia corporation (“Equifax” or the “Company”) will be held on Thursday, May 3, 2012 at 9:30 a.m. Eastern Daylight Time at the Company’s principal executive offices located at the address shown above for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	Elect the Company’s Board of Directors (the “Board”). The Board intends to present for election the nine nominees named in the Proxy Statement to serve until the 2013 Annual Meeting of Shareholders (see page 18);

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 (see page 24);

3.	An advisory resolution to approve executive compensation (see page 25); and

4.	Transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on March 5, 2012 are entitled to receive notice of, to attend and to vote at, the Annual Meeting. Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein.

We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish proxy materials to their shareholders over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2011 Annual Report. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the Proxy Statement, our 2011 Annual Report and a form of proxy card or voting instruction card. All shareholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the proxy card or voting instruction card as instructed or vote by telephone or using the Internet as instructed on the proxy card, voting instruction card or the Notice.

Sincerely,

Dean C. Arvidson

Corporate Secretary

Atlanta, Georgia

March 21, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 3, 2012: The Company’s Proxy Statement and 2011 Annual Report, which includes the Company’s consolidated financial statements, are available at www.proxyvote.com.

i

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Proxy Solicitation

Proxies in the form furnished are being solicited by the Board for the 2012 Annual Meeting of Shareholders. A Notice of Internet Availability of Proxy Materials was first sent, and the accompanying notice of meeting, this Proxy Statement and the form of proxy card are first being made available to shareholders on or about March 21, 2012.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board recommends a vote:

1.	FOR each of the nine nominees for director identified in these proxy materials and on the proxy card;

2.	FOR the ratification of the appointment of the Company’s independent auditors for 2012; and

3.	FOR the advisory resolution to approve executive compensation as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed and dated proxies or voting instruction cards will be voted in accordance with the foregoing recommendations.

On or about March 21, 2012, we will mail a Notice of Internet Availability of Proxy Materials to our shareholders who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this Proxy Statement, the 2011 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or by telephone. The Notice contains a 12-digit control number that you will need to vote your shares over the Internet or by telephone. Please keep the Notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a paper copy of the proxy materials, you may request one over the Internet at www.proxyvote.com, by calling toll-free 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 19, 2012 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you via email unless you change your election.

The Company has retained Phoenix Advisory Partners, LLC to assist in soliciting proxies for an annual fee not to exceed $7,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Shareholders Entitled to Vote; Attendance at the Meeting

Company shareholders of record at the close of business on March 5, 2012 are entitled to notice of, and to vote at, the meeting. As of such date, there were 120,182,226 shares of Company common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the Notice of Internet Availability of proxy materials or the voting instructions card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company also may request appropriate identification as a condition of admission.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (“broker non-votes”) will be treated as present for the purposes of determining a quorum. Under the rules of the New York Stock Exchange (the “NYSE”), Proposal 2 is the only proposal upon which brokers may vote in the absence of timely instructions from beneficial owners.

Directors are elected by a majority of the votes cast at the meeting in uncontested elections, such as the one at the meeting. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote for directors. Under our Bylaws, if in an uncontested election for directors a nominee does not receive a majority of the votes cast “For” the nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and publicly report the action to be taken with respect to the resignation offer.

Approval of Proposals 2 and 3 requires that the votes that shareholders cast “For” must exceed the votes that shareholders cast “Against” to approve. Abstentions and (with regard to Proposal 3 only) broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote for Proposals 2 and 3.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of shareholder engagement, will take the results into account in making future determination decisions concerning executive compensation.

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the Annual Meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in the discretion of the persons named as proxies on the proxy card on such matters (other than shares that are voted by the holder in person at the meeting).

How to Vote

Shareholders of record.    Shareholders of record may attend and cast their votes at the meeting. In addition, shareholders of record may cast their vote by proxy and participants in the Company benefit plans described below may submit their voting instructions by:

(1)	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

(2)	using the toll-free telephone number listed on the enclosed proxy card; or

(3)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Votes cast through the Internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various Company benefit plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card.

Beneficial owners.    If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”).    Participants in the Company Plans may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. Eastern Daylight Time on May 1, 2012. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

Revocation of Proxies or Change of Instructions

A proxy given by a shareholder of record may be revoked at any time before it is voted by sending written notice of revocation to the Corporate Secretary of the Company at the address set forth below, by delivering a proxy (by one of the methods described above) bearing a later date, or by voting in person at the meeting. Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above.

If you are the beneficial owner of shares held in “street name,” you may submit new voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the Annual Meeting in the manner described above under “How to Vote.”

Multiple Company shareholders who share an address may receive only one copy of this Proxy Statement and the 2011 Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this Proxy Statement and the 2011 Annual Report to any shareholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder makes a request by contacting the Office of Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000, or by sending an email to corpsec@equifax.com. Beneficial owners sharing an address who are receiving multiple copies of this proxy statement and the 2011 Annual Report and who wish to receive a single copy in the future will need to contact their bank, broker or other nominee.

Voting Results

You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Other Matters

The Board is not aware of any matters to be presented at the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy card will vote on such matters in accordance with their best judgment.

OWNERSHIP OF EQUIFAX COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table contains information as of March 5, 2012, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Bank of New York Mellon Corporation(1)	7,844,717	6.48%

FMR LLC.(2)	7,211,400	5.96%

Morton Holdings, Inc.(3)	6,554,994	5.40%

BlackRock, Inc.(4)	6,484,976	5.36%

Vanguard Group, Inc.(5)	6,362,915	5.25%

(1)

Based on a Schedule 13G filed on January 30, 2012 by Bank of New York Mellon Corporation. Bank of New York Mellon Corporation lists its address as One Wall Street, 31st Floor, New York, New York 10286, in such filing.

(2)	Based on a Schedule 13G filed on February 14, 2012 by FMR LLC, which lists its address as 82 Devonshire Street, Boston, Massachusetts 02109, in such filing.

(3)	Based on a Schedule 13G/A filed on February 14, 2012 by Morton Holdings, Inc., which lists its address as 35 Ocean Reef Drive, Suite 142, Key Largo, FL 33037, in such filing.

(4)	Based on a Schedule 13G filed on February 9, 2012 by BlackRock, Inc., which lists its address as 40 East 52nd Street, New York, New York 10022, in such filing.

(5)	Based on a Schedule 13G filed on February 9, 2012 by Vanguard Group, Inc., which lists its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, in such filing.

Securities Owned by Directors and Management

The table below contains information as of March 5, 2012, concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each named executive officer listed in the Summary Compensation Table on page 47, and (iii) all Company directors, nominees and executive officers as a group. None of these shares were pledged. All persons named below can be reached at P.O. Box 4081, Atlanta, Georgia 30302.

Name	Number of Shares Owned(1)	Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)	Percent of Common Stock Outstanding
Lee Adrean	108,482	164,333	28,395	*
James E. Copeland, Jr.	46,810	7,000	33,812	*
Robert D. Daleo	20,186	0	27,751	*
Walter W. Driver, Jr.	17,186	0	11,729	*
Mark L. Feidler	20,186	0	0	*
L. Phillip Humann	42,765	14,000	62,704	*
Siri S. Marshall	20,186	0	16,959	*
Kent E. Mast	98,724	122,999	13,500	*
John A. McKinley	14,186	0	17,490	*
Coretha M. Rushing	61,764	136,999	0	*
Richard F. Smith(4)	495,910	736,666	0	1.03%
Paul J. Springman	99,129	122,999	49,238	*
Mark B. Templeton	17,286	0	13,959	*
All directors, nominees and executive officers as a group (20 persons)(5)	1,992,484	1,768,363	320,611	3.40%
*	Less than one percent.

(1)	This column includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through our 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.

(2)	This column lists the number of shares of Company common stock that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 5, 2012 through the exercise of director or employee stock options, as applicable.

(3)	Reported in this column are share equivalent units credited to a director or executive officer account under various deferral plans maintained by the Company. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares of Company stock (Director and Executive Stock Deferral Plan) or cash (Executive Deferred Compensation Plan) on final distribution and do not include the reinvestment of dividends.

(4)	Includes 100,000 shares held by a family limited liability limited partnership of which Mr. Smith and his spouse are the general partners and Mr. Smith and his children are limited partners.

(5)	Includes 600,000 shares (0.50% of the shares outstanding on March 5, 2012) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

Equity Compensation Plan Information

The table below summarizes our equity information as of December 31, 2011. Information is included for equity compensation plans approved by Company shareholders and equity compensation plans not approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,183,664	$32.77	8,949,613(4)
Equity compensation plans not approved by security holders	530,890	$20.73	—
Total	6,714,554	$31.82	8,949,613
(1)	This column does not reflect options assumed in acquisitions when the plans governing the options will not be used for future awards.

(2)	This column does not reflect the exercise price of shares underlying the assumed options referred to in Footnote 1 of this table.

(3)	Represents stock options issued under our shareholder-approved 2008 Omnibus Incentive Plan.

(4)	Represents shares available for future issuance under the 2008 Omnibus Incentive Plan. This number includes approximately 3,729,005 shares that are available for issuance pursuant to grants of full-value stock awards.

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2011 Annual Report on Form 10-K in the notes to Consolidated Financial Statements at Note 9, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Directors, officers and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met in 2011.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

General

The Board oversees, counsels and directs management in the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

—	selecting and evaluating the performance of the Chief Executive Officer (the “CEO”) and other senior executives;

—	planning for succession with respect to the position of Chairman and CEO and monitoring management’s succession planning for other senior executives;

—	reviewing and approving our major financial objectives, strategic and operating plans and other significant actions;

—	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

—	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with law and ethics.

Our Board is comprised of nine members each of who is serving an annual term expiring at the Annual Meeting. The Board has determined that nine to 12 directors is currently the appropriate size for our Board. The Board believes this range is sufficient to ensure the presence of directors with diverse experience and skills, without hindering effective decision-making or diminishing individual responsibility. The Board also believes this range is flexible enough to permit the recruitment, if circumstances so warrant, of any outstanding director candidate in whom the Board may become interested. The Governance Committee periodically reviews the size of the Board and recommends changes as appropriate.

Leadership Structure of the Board

In accordance with our Bylaws, the Board elects our CEO and our Chairman of the Board, and each of these positions may be held by the same person or may be held by two persons. Under the Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Corporate Governance Guidelines”), the Board does not have a policy, one way or another, on whether the roles of the Chairman and the CEO should be separate and, if it is to be separate, whether the Chairman should be selected from among the non-employee directors or be an employee. If the Chairman is not an independent director, however, the Corporate Governance Guidelines require that a Presiding Director shall be recommended by the Governance Committee and elected by a majority of independent directors. The Governance Committee charter provides that it shall recommend to the Board the corporate governance structure of the Company.

The Chairman of the Board is responsible for chairing Board and shareholder meetings, setting the agenda for Board meetings and providing information to the Board members in advance of meetings and between meetings. The duties of the Presiding Director as provided in the Corporate Governance Guidelines include the following:

—	advising the Chairman and CEO of decisions reached, and suggestions made, at the executive sessions of the non-employee directors;

—	calling meetings of the non-employee directors;

—	presiding at each Board meeting at which the Chairman is not present;

—	reviewing and approving the agenda, schedule and materials for Board meetings;

—	facilitating communication between the non-employee directors and the Chairman and CEO;

—	meeting directly with management and non-management employees of the Company; and

—	if requested by major shareholders, being available for consultation and direct communication.

All directors may interact directly with the Chairman and CEO and provide input on presentations by management at Board and Committee meetings, and each has complete access to our management and employees.

The Governance Committee and the Board have determined that our current Board structure, combining the Chairman and CEO positions and utilizing a Presiding Director, is the most appropriate leadership structure for the Company and its shareholders at the present time. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, alignment with corporate strategy, direct oversight of management, full engagement of the independent directors, and continuity of leadership. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes that the CEO is the director best qualified to act as Chairman of the Board and to lead Board discussions regarding the performance of the Company.

The Company’s governance practices provide for strong independent leadership and oversight, independent discussion among directors, and independent evaluation of, and communication with, members of our senior leadership team. These governance practices are reflected in the Corporate Governance Guidelines and the various charters of the Board Committees which are described below. Some of the relevant practices include:

—	The annual election by the independent directors of a Presiding Director with clearly defined leadership authority and responsibilities.

—	At each regularly scheduled Board meeting, the non-management directors meet in executive session and deliberate on matters such as CEO succession planning and performance.

—

A substantial majority of our Board should be independent. Eight of our nine current directors are independent, which is substantially above the NYSE requirement that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. All of our Board Committees are comprised of independent directors.

—	In 2011, the Company completed the phase-in of the annual election of all directors by our shareholders to enhance accountability to our shareholders.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide risk management program which is designed to support the achievement of our organizational and strategic objectives, to identify and manage risks, to improve long-term organizational performance and to enhance shareholder value. On an annual basis, the Board (1) performs an enterprise risk assessment with management to review the principal risks facing the Company, monitors the steps management is taking to map and mitigate these risks; and (2) sets the level of risk appropriate for the Company in business strategy reviews. Risks are assessed throughout the business, focusing on two primary areas: (i) financial, operational and strategic risk, and (ii) ethical, legal and compliance risk. Each business unit and corporate support unit has primary responsibility for assessing risks within their respective areas of responsibility and mitigating those risks. The CEO and our senior leadership team receive comprehensive periodic reports on the most significant risks from these units and from the head of our internal audit department.

In addition, each of our Board committees considers the risks within its areas of responsibility. For example, the Audit Committee reviews risks related to financial reporting; discusses material violations, if any, of Company ethics and compliance policies brought to its attention; considers the Company’s annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year; and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) reviews compensation, human resource and management succession risks. The Governance Committee focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders. The Technology Committee enhances the Board’s focus on technology-related risks and opportunities.

The Board believes that the administration of the Board’s risk oversight function has not affected its leadership structure.

In 2011, the Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation, which was conducted with the assistance of management and the Committee’s outside compensation consultant, covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short-term and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives; caps, discretion in payment, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of anti-hedging and recoupment policies.

In addition, the Compensation Committee analyzed the overall enterprise risks and how compensation programs impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, monthly and quarterly business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls.

In light of these analyses, the Compensation Committee believes that the structure of our compensation programs provides multiple, effective safeguards to protect against excessive risk-taking.

The Board’s Role in CEO and Executive Succession Planning

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. Board members are expected to have a thorough understanding of the characteristics necessary for a CEO to execute a long-term strategy that optimizes operating performance, profitability and shareholder value creation. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is accelerated, and strategic talent is leveraged to focus on current and new business imperatives. The ongoing succession process is designed to reduce vacancy, readiness and transition risks and develop strong leadership quality and executive bench strength. The specific criteria for the CEO position are aligned with our long-term Growth Playbook, and succession and development plans are monitored for each of the CEO’s direct reports including high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Committee and the Board also review the foregoing in executive session on a regular basis.

Meetings of the Board and its Committees

During 2011, the Board held six meetings; the Audit Committee met five times; the Compensation Committee met six times; the Executive Committee did not meet; the Governance Committee met four times; and the Technology Committee met four times. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served.

Attendance of Directors at 2011 Annual Meeting of Shareholders

All directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors as of March 21, 2012 attended the 2011 annual meeting of shareholders.

Board Committees

The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. The Board has five standing committees, all of which are composed of independent directors as defined in the NYSE rules. Each committee operates pursuant to a written charter which is available as described below under “Corporate Governance Guidelines” on page 11. The charters for each of our Board committees are available on our website at: www.equifax.com/about_equifax/corporate_governance/committee_charters/en_us.

Below is a table showing the current members of each Board committee:

Director	Audit	Compensation, Human Resources & Management Succession	Executive	Governance	Technology
James E. Copeland, Jr.	Chair		x
Robert D. Daleo	x
Walter W. Driver, Jr.				x
Mark L. Feidler	x				x
L. Phillip Humann		Chair	Chair	x
Siri S. Marshall		x	x	Chair
John A. McKinley			x		Chair
Richard F. Smith
Mark B. Templeton		x			x

The Audit Committee has sole authority to appoint, review and discharge the Company’s independent registered public accounting firm. The committee reviews and approves in advance the services provided by our independent registered public accounting firm, reviews and discusses the independence of that firm, oversees the internal audit function, reviews our internal accounting controls and financial reporting process, and administers our Code of Ethics and Business Conduct. The committee reviews the Company’s guidelines and policies related to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation. The committee meets separately with the internal and external auditors to ensure full and frank communications with the committee. The Board has determined that Messrs. Copeland, Daleo and Feidler are each “financially literate” under NYSE rules and an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and is recommending that our shareholders approve this appointment at the Annual Meeting. See Proposal 2 on page 24 and the Audit Committee Report on page 63.

The Compensation, Human Resources & Management Succession Committee determines the compensation for our executive officers, establishes our compensation policies and practices, and reviews annual performance under our employee incentive plans. The Compensation Committee also provides assistance to the Governance Committee from time to time in connection with its review of director compensation. The Compensation Committee also advises management and the Board on succession planning and other significant human resources matters.

Role of Compensation Committee and Management in Determining Executive Compensation. The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers. Our Chairman and CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Compensation Committee also considers the recommendations and competitive data provided by the compensation consultant and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each other executive officer who reports to him, including the named executive officers listed in the Summary Compensation Table on page 47. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval. Members of management play various additional roles in this process:

—

The CEO makes recommendations to the Compensation Committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him against their goals established in the first quarter of each year.

—

The Chief Human Resources Officer and her staff provide the Compensation Committee with details of the operation of our various compensation plans, including the design of performance measures for our annual incentive plan and the design of our equity incentive program.

—

The Chief Financial Officer (the “CFO”) provides information and analysis relevant to the process of establishing performance targets for our annual cash incentive plan as well as any other performance-based awards and in presenting information regarding the attainment of corporate financial goals for the preceding year.

—	The Corporate Secretary attends meetings of the Compensation Committee to provide input on legal issues, respond to questions about corporate governance and assist in the preparation of minutes.

The Compensation Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers, with input from the non-employee members of the Board in executive session with respect to CEO compensation.

Compensation Consultant Services and Fees. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company’s outside compensation consultant. During 2011, the Compensation Committee’s consultant was a partner at Meridian Compensation Partners LLC (“Meridian”), an independent executive compensation consulting firm. During 2011, the Compensation Committee retained the consultant, without any management recommendation, to provide advice with respect to compensation for named executive officers and other officers which included the following services:

—

consultation on the design of a new long-term incentive program utilizing performance-based restricted stock awards tied to the Company’s total shareholder return relative to the S&P 500 index (as adjusted) over a three-year performance period;

—	provide market benchmark information;

—	advise the Compensation Committee on incentive risk assessment, proxy disclosure and executive benefits;

—	provide regulatory and governance guidance;

—	assist the Compensation Committee in determining appropriate levels of compensation for the CEO and other executive officers; and

—	attend all meetings of the Compensation Committee upon invitation and participate in executive sessions of the Compensation Committee without management present.

For 2011, all fees paid to Meridian were in support of the Compensation Committee in connection with its review of executive compensation.

The Executive Committee is authorized to exercise the powers of the Board in managing our business and property during the intervals between Board meetings, subject to Board discretion and applicable law.

The Governance Committee reviews and makes recommendations to the Board regarding nominees for director; recommends to the Board, and monitors compliance with, our Corporate Governance Guidelines and other corporate governance matters; conducts an annual review of the effectiveness of our Board; makes recommendations to the Board with respect to Board and committee organization, membership and function; and exercises oversight of Board compensation. Our process for receiving and evaluating Board member nominations from our shareholders is summarized under the captions “Director Qualifications and Nomination Process” on page 12 and “Shareholder Proposals and Director Nominations for 2013 Annual Meeting” on page 64.

The Technology Committee assesses our technology development strategies and makes recommendations to the Board as to scope, direction, quality, investment levels and execution of technology strategies; oversees the execution of technology strategies formulated by management and technology risk and opportunities; provides guidance on technology as it may pertain to, among other things, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies.

Corporate Governance Guidelines

The Governance Committee is responsible for overseeing the Corporate Governance Guidelines adopted by the Board and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of these guidelines at any time, with or without public notice, as it deems necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

—

Non-management directors shall retire at the next Board meeting following the director’s 72nd birthday, unless requested by the Board to stay. Directors who are employees of the Company in the normal course resign from the Board when their employment ceases or they reach age 65, absent a Board determination that it is in the best interests of the Company for the employee to continue as a director.

—	Directors are limited to service on five public company boards other than our Board.

—	The CEO reports at least annually to the Board on succession planning and management development.

—	The Presiding Director and the Chair of the Governance Committee manage a process whereby the Board, its members, and its Committee members are subject to an annual evaluation and self-assessment.

Our Corporate Governance Guidelines are posted at www.equifax.com/about_equifax/governance_principals/en_us.

Code of Ethics

We have adopted codes of ethics and business conduct applicable to our directors, officers and employees, available at www.equifax.com/about_equifax/corporate_governance/en_us, or in print upon request to the Office of Corporate Secretary, Equifax, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000, or by sending an email to corpsec@equifax.com. Any amendment or waiver of a provision of these codes of ethics or business conduct that applies to any Equifax director or executive officer will also be disclosed on this website.

Director Independence

The Board has determined that all directors, excluding Mr. Smith, are independent under the applicable NYSE and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. Each of these transactions was significantly below the thresholds set forth in the categories of immaterial relationships described in our Director Independence Standards which are attached as Appendix A to this Proxy Statement. See “Review, Approval or Ratification of Transactions with Related Persons—Transactions with Related Persons” on page 16.

Communicating with Directors

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Presiding Director, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Director Qualifications and Nomination Process

The Governance Committee of our Board is the standing committee responsible for selecting the slate of director nominees for election by our shareholders. The Committee recommends those nominees to the full Board for approval. In the past, our Governance Committee has utilized the services of a third party search firm to assist in the identification and evaluation of potential director nominees. The Committee may engage such firms to provide such services in the future, as it deems appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, a candidate must have demonstrated accomplishment in his or her chosen field, character and personal integrity, the capacity and desire to represent the balanced, best interests of the Company and the shareholders as a whole and not primarily a special interest group, and the ability to devote sufficient time to carry out the duties of an Equifax director. The Committee and the Board consider whether the candidate is independent under the standards described above under “Director Independence.” In addition, the Committee and the Board consider all information relevant in their judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and an assessment of the Board’s collective requirements. These factors may include a candidate’s educational and professional experience; reputation, industry knowledge and business experience and relevance to the Company and the Board (including the candidate’s understanding of markets, technologies, financial matters and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain Board effectiveness; and the candidate’s ability to fulfill his or her responsibilities as a director and as a member of one or more of our standing Board committees.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through diversity in gender, ethnicity, geography and professional experience. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of each Board annual self-assessment.

The Board believes that nomination of a candidate should not be based solely on these factors noted above. The Governance Committee and the Board do not assign specific weights to particular criteria, and no particular criterion is a prerequisite for Board membership. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a complete mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. Our current Board is geographically diverse with half of the members based outside the Company’s headquarters in Georgia; there is a balance of different ages; gender diversity includes one female director; and directors have diverse industry backgrounds which include banking, investment banking, venture capital, consumer products manufacturing, accounting and consulting, information and technology, telecommunications and legal. The backgrounds and qualifications of our current directors and nominees are further described under “Proposal 1—Election of Directors” beginning on page 18.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee by November 21, 2012, c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of the Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. See “Shareholder Proposals and Director Nominations for 2013 Annual Meeting” on page 64. A copy of our Bylaws is available on our website at www.equifax.com/about_equifax/corporate_governance/en_us or by writing to the Corporate Secretary.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidate for director nomination was submitted to the Governance Committee by any shareholder in connection with the Annual Meeting.

Executive Sessions

The non-management directors meet in executive session without management at every regularly scheduled in-person Board meeting. The Presiding Director presides at these executive sessions.

Compensation Committee Interlocks and Insider Participation

Mr. Humann, Ms. Marshall and Mr. Templeton were the members of the Compensation Committee during 2011. None of these directors is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2011.

Director Compensation

The table below sets forth the compensation received by our non-management directors during 2011:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)	All Other Compensation(4) ($)	Total ($)
James E. Copeland, Jr.	75,000	122,939	–	130	198,069
Robert D. Daleo	60,000	122,939	–	130	183,069
Walter W. Driver, Jr.	60,000	122,939	–	130	183,069
Mark L. Feidler	60,000	122,939	–	130	183,069
L. Phillip Humann	70,000	122,939	–	130	193,069
Siri S. Marshall	67,500	122,939	–	130	190,569
John A. McKinley	67,500	122,939	–	130	190,569
Mark B. Templeton	60,000	122,939	–	130	183,069

(1)	Calculated based on the aggregate grant date fair value for each director’s stock award ($38.73 per share), computed in accordance with FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the directors.

(2)	As of December 31, 2011, each current non-employee director held 3,227 shares of unvested restricted stock units.

(3)	Prior to 2005, each non-employee director received an annual grant of a nonqualified option to purchase 7,000 shares of Company common stock with an exercise price equal to the fair market value closing price on the NYSE of the common stock on the date of the meeting. These options became fully vested one year after the date granted and expire ten years from the date granted. As of December 31, 2011 directors with options outstanding included Mr. Copeland, 7,000, and Mr. Humann, 14,000. All director stock options were fully vested prior to 2011.

(4)	Reflects the market price of annual membership to our CreditWatch Gold® 3-in-1 credit monitoring product.

Director Fees.    For 2011, director cash compensation was unchanged from 2010 and consisted of an annual cash retainer of $60,000, and an annual cash retainer of $15,000 for the Audit Committee chair, $10,000 for the Compensation Committee chair, and $7,500 each for the chairs of the Governance and Technology Committees.

By paying directors an annual retainer and eliminating separate meeting fees, the Company compensates each non-employee director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The Governance Committee believes that this additional compensation is appropriate.

Equity Awards.    Prior to 2010, each non-employee director received an annual long-term incentive grant of 3,000 restricted stock units under our shareholder-approved 2008 Omnibus Incentive Plan following the annual meeting of shareholders to further align their interests with those of our shareholders. New directors were also entitled to receive an initial grant of 4,000 restricted stock units, to attract and retain highly qualified directors through equity ownership. Beginning in 2010, the formula for initial and annual equity grants of restricted stock units was changed from a fixed number of shares to a fixed value in shares computed as of the grant date ($175,000 for initial one-time grants to new directors, and $125,000 for annual grants). The annual grants and initial grants vest one year and three years, respectively, after the grant date with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. No dividend equivalents are paid on outstanding unvested restricted stock units.

Director Deferred Compensation Plan.    Each non-employee director may defer up to 100% of his or her retainer fees. The director is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan.    Each director may defer taxes otherwise due upon the vesting of restricted stock units. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. The director is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan, but we pay all costs and expenses incurred in its administration.

Director Stock Ownership Guidelines.    Our Bylaws require all directors to own our stock while serving as a director. Our stock ownership guidelines, which were amended by the Compensation Committee in November 2010 to reflect market data, require that each non-employee director own shares of our stock having a value of at least five times the annual cash retainer, no later than the fifth anniversary of the annual meeting of shareholders at which the director was first elected to the Board. Previously, the guideline was four times the annual cash retainer within four years.

Indemnification.    Under our Articles of Incorporation and Bylaws, the directors and officers are entitled to indemnification from the Company to the fullest extent permitted by Georgia law. We have entered into indemnification agreements with each of our directors and executive officers. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Other.    Non-employee directors are reimbursed for customary and usual expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for customary and usual expenses associated with other business activities related to their Board service, including participation in director education programs and memberships in director organizations. We pay premiums on directors’ and officers’ liability insurance policies that we maintain that cover our directors. Directors are indemnified by us against certain liabilities relating to service as a director. We do not provide retirement benefits to non-employee directors.

Changes in Director Compensation for 2012.    In November 2011, upon the recommendation of the Governance Committee after a review of director stock ownership guidelines, market trends and data from the same peer group of companies used for executive compensation purposes, the Board approved the following changes in compensation for non-employee directors effective January 1, 2012:

—	a $15,000 increase in the annual Board cash retainer, to $75,000;

—	a $5,000 increase in the annual cash retainer for the Chairs of the Audit Committee and Compensation Committee, from $15,000 and $10,000, respectively; and

—	a new annual cash retainer of $10,000 for Audit Committee members, $7,500 for Compensation Committee members and $3,750 for all other Committee members.

Executive Officers

The executive officers of the Company and their ages and titles are set forth below. Business experience for at least the past five years and other information is provided in accordance with SEC rules.

Richard F. Smith (52) has been Chairman and CEO since December 15, 2005. He was named Chairman-Elect and CEO and a director in September 2005. Prior to joining the Company, Mr. Smith served in various senior executive positions with General Electric Co., including as Chief Operating Officer, GE Insurance Solutions, from 2004 to September 2005 and President and CEO of GE Property and Casualty Reinsurance from 2003 to 2004.

Lee Adrean (60) has been Corporate Vice President and CFO since October 2006. Prior to joining the Company, he served as Executive Vice President and CFO of NDCHealth Corporation from 2004 to 2006. Prior thereto, he served as Executive Vice President and CFO of EarthLink, Inc. from 2000 until 2004.

Kent E. Mast (68) has served as Corporate Vice President and Chief Legal Officer since he joined the Company in 2000. His responsibilities include legal services, global sourcing, security and compliance, government and legislative relations, corporate governance and privacy functions.

Coretha M. Rushing (55) has been Corporate Vice President and Chief Human Resources Officer since 2006. Prior to joining Equifax, she served as an executive coach and HR Consultant with Atlanta-based Cameron Wesley LLC. Prior thereto, she was Senior Vice President of Human Resources at The Coca-Cola Company, where she was employed from 1996 until 2004.

Paul J. Springman (66) has served as Corporate Vice President and Chief Marketing Officer since February 2004. Prior thereto, he was head of the Analytics unit from August 2002 until February 2004.

David C. Webb (56) became Chief Information Officer in January 2010. Prior to joining the Company, he served as Chief Operations Officer for SVB Financial Corp. since 2008, and from 2004 to 2008 he was CIO. Mr. Webb was Vice President, Investment Banking Division at Goldman Sachs & Co., a global investment banking, securities and investment management firm, from 1999 to 2004. He was CIO at Bank One from 1997 to 1999.

J. Dann Adams (54) has been President, TALX since April 2010. Previously, he was President, U.S. Consumer Information Solutions since 2007, and Group Executive, North America Information Services from November 2003 until December 2006.

Paulino R. Barros, Jr. (55) has been President, International since April 2010. Prior to joining the Company, he was founder of PB&C—Global Investments LLC, an international business consulting firm, and served as its President from October 2008. Mr. Barros was President and Managing Director of Hatteras Corporation, a provider of strategic intellectual property consulting and transaction services, from January 2009 until April 2010. He was President of Global Operations for AT&T from January 2007 to October 2008, Chief Product Officer for BellSouth Corporation from January 2005 to December 2006, President of BellSouth Latin America from November 2003 to December 2004, and Corporate Vice President and General Manager—Latin America Group for Motorola from October 1998 to November 2000.

Alejandro Gonzalez (42) has been President, North America Commercial Solutions since January 2010. He was Senior Vice President of Strategic Marketing from December 2005 to December 2009, and Customer Experience Leader for GE Insurance Solutions from January 2005 to December 2005.

Joseph M. Loughran, III (44) has been President, North America Personal Solutions since January 2010. He was Senior Vice President—Corporate Development from April 2006 to December 2009. Prior to joining Equifax, he held various executive roles at BellSouth Corporation from May 2001 to April 2006, including Managing Director-Corporate Strategy and Planning from May 2005 to April 2006, and various roles with McKinsey & Company, King & Spalding LLP, and Lazard Frères & Co.

Rodolfo M. Ploder (51) has been President, U.S. Consumer Information Solutions since April 2010. He was President, International since January 2007 and Group Executive, Latin America from February 2004 to January 2007.

Nuala M. King (58) has been Senior Vice President and Controller since May 2006. She was Vice President and Corporate Controller from March 2004 to April 2006. Prior to joining the Company, Ms. King served as Corporate Controller for UPS Capital from March 2001 until March 2004.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount of the transaction is expected to exceed $120,000 in a single calendar year. The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

—	the extent of the related person’s interest in the transaction;

—	whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;

—	the benefits to the Company;

—	the availability of other sources for comparable products or services; and

—	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

The Board has determined that all Board members, except Mr. Smith, are independent under the applicable NYSE and SEC rules and our Director Independence Standards. In making these determinations, the

Board considered the types and amounts of commercial dealings between the Company and the companies and organizations with which the directors are affiliated. In each case, Audit Committee approval or ratification was obtained in accordance with our related party transaction approval policy and practices.

Transactions with Related Persons

Robert D. Daleo, a director of the Company, is also Vice Chairman of Thomson Reuters (“TR”), which provides certain financial market data and web-based software to the Company. In 2011, the Company paid $163,512 to TR for these services. In making the determination that this relationship is not material and does not prevent Mr. Daleo from being an independent director of the Company, the Board took into account the fact that the fees paid to TR are comparable to those paid to other firms for similar services and that the amount of fees paid to TR is not significant to both the Company and TR.

Walter W. Driver, Jr., a director of the Company, is also Chairman Southeast of Goldman Sachs & Co. (“Goldman”). In 2011, the Company paid $2,030,860 to Goldman for investment banking services related to the Company’s merger of its Brazilian operations with and into Boa Vista Serviços S.A. In making the determination that this relationship is not material and does not prevent Mr. Driver from being an independent director of the Company, the Board took into account the fact that the fees paid to Goldman are comparable to those paid to other firms for similar services and that the amount of fees paid to Goldman is not significant to both the Company and Goldman.

FMR LLC (“FMR”) beneficially owned approximately 5.96% of the outstanding shares of Equifax common stock based on a Schedule 13G filed on February 14, 2012 with the SEC. An affiliate of FMR, Fidelity Investments Institutional Services Company, Inc. (“Fidelity”) acts as the third party administrator for the Company’s 401(k) Plan. While the Company does not pay any fees directly to Fidelity for administering the 40(k) Plan, entities affiliated with FMR benefit from fees incurred by the plan participants on balances invested in mutual funds through the plan.

PROPOSALS TO BE VOTED ON

This Proxy Statement contains three proposals requiring shareholder action. Proposal 1 requests the election of nine directors to the Board as noted below. Proposal 2 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012. Proposal 3 is an advisory resolution to approve the Company’s executive compensation. Each of the proposals is discussed in more detail on the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. All of the nominees for election listed below have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

Our directors have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation, and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Each director’s biography includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW

Nominees for Directors
— Director since 2003 — Independent — Chair of Audit Committee	James E. Copeland, Jr., 67 – Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. Mr. Copeland served in such capacity from 1999 until his retirement in 2003. He also is a director of ConocoPhillips and Time Warner Cable, Inc., and a former director of Coca-Cola Enterprises, Inc.

Significant Experience/Competencies

—   Former Large Company CEO

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International

—   Strategy Development

—   Accounting

—   Risk Management

—   Finance

Overview of Board Qualifications

Mr. Copeland has invaluable expertise in the areas of audit, accounting and finance, including operating experience as the CEO of a major international accounting firm. His knowledge of the Company’s structure, operations, compliance programs and risk oversight as Chairman of the Audit Committee gained over seven years of service on the Board is of particular importance to our Board. The Board also values Mr. Copeland’s insight and judgment gained through years of public company board experience with companies operating in industries as diverse as oil and gas, beverages and entertainment, including experience on audit, executive, compensation and finance committees of other publicly traded companies.

— Director since 2006 — Independent — Audit Committee	Robert D. Daleo, 62 – Vice Chairman of Thomson Reuters since January 2012. Mr. Daleo was Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1997 through 2011, and a member of The Thomson Corporation board of directors from 2001 to April 2008. He has announced his intention to retire from Thomson Reuters effective at the end of 2012. Thomson Reuters is a global provider of integrated information solutions to business and professional customers. From 1994 to 1998, Mr. Daleo served in senior operations, planning, finance and business development positions with Thomson Reuters.

Significant Experience/Competencies

—   Former Public Company CFO

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International

—   Strategy Development

—   Auditing

—   Risk Management

—   Finance

Overview of Board Qualifications

Mr. Daleo has developed extensive financial accounting and corporate finance expertise through his experience as chief financial officer of a large multinational company. The Board values his leadership and risk assessment skills which are important to our efforts to expand our global information solutions business, data acquisitions and marketing to banks and other financial institutions. Mr. Daleo also has board-level experience with Thomson Reuters.

— Director since 2007 — Independent — Governance Committee	Walter W. Driver, Jr., 66 – Chairman Southeast of Goldman Sachs & Co., a global investment banking, securities and investment management firm, since January 2006. He also serves on the Goldman Sachs Board of International Advisors. Prior to joining Goldman Sachs, Mr. Driver served as Chairman of King & Spalding LLP, an international law firm headquartered in Atlanta. Mr. Driver joined King & Spalding in 1970, became a partner in 1976, and served as Managing Partner or Chairman from 1999 through 2005. He currently serves on the Board of Directors of Total System Services, Inc. and as an Advisory Trustee of Old Mutual Funds.

Significant Experience/Competencies

—   International Investment Banking

—   Former Head of International Law Firm

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International

—   Strategy Development

—   Finance

—   Legal, Corporate Governance and Compliance

Overview of Board Qualifications

Mr. Driver has extensive investment banking expertise in evaluating corporate acquisitions, strategies, operations and risks. The Board values his judgment, skills and experience in legal and regulatory matters gained through leadership of a major international law firm. Mr. Driver also has corporate governance experience and insight gained through his legal practice and public company directorships including service on compensation and governance committees.

— Director since 2007 — Independent — Audit Committee — Technology Committee	Mark L. Feidler, 55 – Founding Partner in MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Formerly, President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. He was appointed Chief Operating Officer of BellSouth Corporation in January 2005, and served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007. He also serves on the Board of Directors of the New York Life Insurance Company.
Significant Experience/Competencies — Former Public Company President & COO — General Management & Business Operations — Mergers & Acquisitions — International — Strategy Development — Finance

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our new product development, marketing and acquisition strategies. His public company operating experience and background in financial, accounting and risk management are an important resource for our Audit Committee and Board.

— Director since 1992 — Independent — Presiding Director — Chair of Compensation, Human Resources & Management Succession Committee — Governance Committee	L. Phillip Humann, 66 – Retired Executive Chairman of the Board of SunTrust Banks, Inc., a multi-bank holding company, from 2007 to April 2008. He served as Chairman and Chief Executive Officer of SunTrust Banks from 2004 through 2006; Chairman, President and Chief Executive Officer from 1998 to 2004; and President from 1991 to 1998. He also is a director of Coca-Cola Enterprises Inc. and of Haverty Furniture Companies, Inc., for which he has served as Non-Executive Chairman since May 2010. During the past five years, Mr. Humann also served on the Board of Directors for the Federal Reserve Bank of Atlanta.

Significant Experience/Competencies

—   Former Public Company CEO

—   Industry Experience

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International Strategy Development

—   Finance

—   Retail

—   Corporate Governance & Compliance

—   Risk Management

—   Banking

Overview of Board Qualifications

Mr. Humann has over 40 years of experience in the banking, mortgage and financial services industry. The Board highly values his experience and insights regarding how our customers use our services and products to manage their risk and retention objectives. The Board also values his leadership skills and deep knowledge of our business and perspective gained through 19 years of service on the Board and at other public companies.

— Director since 2006 — Independent — Chair of Governance Committee — Compensation, Human Resources & Management Succession Committee	Siri S. Marshall, 63 – Retired Senior Vice President, General Counsel, Secretary and Chief Governance and Compliance Officer of General Mills, Inc., a global diversified foods maker and distributor, from 1994 until her retirement in January 2008. Ms. Marshall is currently a director of Ameriprise Financial, Inc., a diversified financial services company, where she is the presiding director, Alphatec Holdings, Inc., a medical device company specializing in spine disorders, and BioHorizons, Inc., a dental implant and biologics company. She is also on the Board of Directors of the Yale Law School Center for the Study of Corporate Law, is a Distinguished Advisor to the Straus Institute for Dispute Resolution, and is a trustee of the Minneapolis Institute of Arts. During the past five years, Ms. Marshall also served on the Board of Directors for the International Institute for Conflict Prevention and Resolution. In February 2011, Ms. Marshall received the Sandra Day O’Connor Award for Board Excellence.

Significant Experience/Competencies

—   Former Public Company General Counsel, Corporate Secretary & Chief Compliance Officer

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International

—   Strategy Development

—   Retail

—   Legal, Corporate Governance & Compliance

Overview of Board Qualifications

Ms. Marshall’s over 13 years of executive experience at General Mills provides a valuable perspective on customer service in our consumer business. The Board particularly values her corporate governance expertise acquired in the areas of corporate governance, tax, law and compliance functions at General Mills and as a presiding director of a large financial institution, as well as her perspective and insight gained through her service on the executive, compensation and governance committees of other public companies and her leading role in corporate law and dispute resolution matters.

— Director since 2008 — Independent — Chair of Technology Committee	John A. McKinley, 54 – Chief Technology Officer of News Corporation and President of Technology for News Corporation Digital Media Group since February 2011. He is also Chief Executive Officer of OurParents, Inc., a senior care service provider based in Washington, D.C., and Co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Significant Experience/Competencies

—   Current Public Company CTO

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International Strategy Develop-ment

—   Finance

—   Venture Capital

—   Technology Development, Operations & Marketing

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology or information officer at a number of leading global companies. These skills are highly relevant to the Board’s oversight of risks and opportunities in our technology operations, risk management and capital investments. The Board also values his entrepreneurial, management and insight.

— Director since 2005 — Chairman and Chief Executive Officer	Richard F. Smith, 52 – Chairman and CEO of Equifax since 2005. Prior to that, Mr. Smith was Chief Operating Officer of GE Insurance Solutions from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer of GE Capital Fleet Services from 1995 to 2000.

Significant Experience/Competencies

—   Current Public Company CEO

—   Industry Experience

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International Strategy Development

—   Finance

—   Risk Management

Overview of Board Qualifications

As Chairman and CEO, Mr. Smith leads our senior management team and brings to the Board extensive knowledge of the Company and its strategy gained through more than six years of demonstrated leadership in all aspects of our business. The Board values his management experience in senior roles over a 22-year career at General Electric Co. in senior leadership positions in insurance and capital fleet services divisions.

— Director since 2008 — Independent — Compensation, Human Resources & Management Succession Committee — Technology Committee	Mark B. Templeton, 59 – President and a director of Citrix Systems, Inc., a global software development firm, since 1998 and Chief Executive Officer from 2001 to the present. Mr. Templeton also served as Chief Executive Officer of Citrix from 1999 to 2000 and as Senior Executive Officer of Citrix from 2000 to 2001.

Significant Experience/Competencies

—   Current Public Company CEO & President

—   General Management & Business Operations

—   Mergers & Acquisitions

—   International

—   Strategy Development

—   Finance

—   Technology Development, Operations & Marketing

Overview of Board Qualifications

The Board highly values Mr. Templeton’s operating experience, leadership and perspective in business strategy, operations, business growth. His counsel and insight in technology opportunities, particularly in the development and global marketing of advanced technology products, has direct application to our strategic emphasis on investment in new technology products and global expansion.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2012. E&Y has served as our independent auditor since 2002.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for 2012. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of E&Y are expected to be present at the Annual Meeting and to respond to any questions.

Fees Paid to Auditor

The following table sets forth the fees billed by E&Y to the Company for services rendered for the years ended December 31, 2011 and 2010:

Audit and Non-Audit Fees

Fee Category	2011	2010
Audit Fees(1)	$3,690,725	$3,373,711
Audit-Related Fees(2)	469,444	384,026
Tax Fees(3)	205,733	522,263
All Other Fees(4)	1,995	1,995

Total	$4,367,897	$4,281,995

(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters. Audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, financial due diligence related to mergers and acquisitions, and internal control reviews.

(3)	Consists of fees and expenses for professional services related to international tax planning.

(4)	Consists of fees and expenses, if any, for products and services provided by E&Y which are not included in the first three categories above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that mandates that the Audit Committee approve the audit and non-audit services in advance. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining E&Y’s independence.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2010 and 2011, we did not obtain any of these prohibited services from E&Y. The Company uses other accounting firms for these types of non-audit services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Company is asking its shareholders to cast an advisory vote to approve the 2011 compensation of our named executive officers as disclosed in this Proxy Statement. This “say-on-pay” proposal gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

Our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Please read the “Compensation Discussion and Analysis” beginning on page 28 (the “CD&A”) and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2011 compensation of our named executive officers.

At the 2011 annual meeting, we asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote as a good corporate governance practice. Since approximately 87% of the votes cast were in favor of an annual advisory vote, we will continue to hold annual advisory votes on executive compensation until at least the next required shareholder advisory vote on frequency in 2017 in accordance with SEC rules.

Outcome of 2011 Shareholder Say-on-Pay Vote and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 83% of the shares voted were cast in support of the Company’s executive compensation and related disclosures for 2010 in connection with the shareholder advisory vote on executive compensation. The Compensation Committee viewed the results of this vote as broad shareholder support for our pay for performance executive compensation philosophy. As a result, following its annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation that rewards our senior executives when they deliver value for our shareholders.

In addition, beginning in early 2011, the Compensation Committee met several times to consider ways to strengthen our pay for performance culture at Equifax and to more closely align equity incentives to creation of long-term value for our shareholders. The Committee reviewed advice from its independent compensation consultant as well as additional feedback from our ongoing shareholder engagement program. The Committee determined that, beginning in 2012, named executive officers and certain other senior officers will receive at least one-half of their annual long-term incentive opportunity in three-year “Performance Shares,” instead of stock option awards, and the remainder of the award will continue to consist of restricted stock units which cliff vest in three years. The Performance Shares will pay out, if at all, in shares of our common stock depending on our total shareholder return performance (stock price change and assuming reinvestment of dividends) over a three-year period relative to that of the S&P 500 index (as constituted on the grant date, subject to certain adjustments). See page 46, “Actions Taken with Respect to 2012 Compensation” for additional information regarding the new Performance Share incentive program.

2011 Business and Shareholder Return Highlights

For 2011, Equifax reported strong business results from continuing operations despite a persistent challenging economic environment. Operating revenue increased 5% to $2.0 billion and operating income rose 10% to $471 million, compared to the prior year. Our total shareholder return in 2011 was 10% compared to 2% for the S&P 500 index, -4% for the S&P Commercial & Professional Services index and -10% for the S&P 500 Banking index.

2011 Compensation Program Highlights

Highlights of our 2011 compensation program included the following:

—

Approximately 83% of the total direct compensation of our CEO and an average of 71% of the total direct compensation of our other named executive officers was incentive and stock-based compensation tied to the achievement of internal performance targets or Company stock price performance.

—

Merit-based salary increases for our named executive officers other than the CEO increased in a range from 3.2% to 4.3%. Despite his strong performance, the Compensation Committee determined that the market trends in salaries for CEOs of companies in our compensation peer group did not support an increase for the CEO in 2011; Mr. Smith’s salary has not changed since 2008.

—

The Company’s performance was well above internal performance targets, and therefore funding for the annual cash incentive plan was 140% of the target level based on corporate financial metrics. There is a cap on the annual incentive opportunity, even for exceptional performance.

—	The Company has no long-term cash incentive program.

—

The target grant date value of long-term equity incentives (stock options and time-vested restricted stock units) in 2011 decreased between -3.0% to -0.2% for the named executive officers other than the CEO and increased 14.2% for the CEO compared to target grant date values in 2010. These changes were in line with market trend data. Vesting of the time-based restricted stock units is subject to attainment by the Company of certain operating income thresholds over a three-year vesting period.

—	Outstanding stock options may not be repriced or replaced without prior shareholder approval.

—

Our stock ownership guidelines require executives to hold a specified amount of our common stock to align their interests with those of our shareholders, and our “anti-hedging” policy prohibits executives from engaging in any speculative transactions in our stock or hedging the economic risk of ownership of our stock.

—

We have in place a recoupment policy to seek restitution, in appropriate circumstances, of any incentive compensation received by an executive as a result of a material misstatement of financial results.

—

Effective January 1, 2011, the Compensation Committee approved the elimination of all tax gross-ups on perquisites and excise tax gross-ups for new change in control agreement participants, and required prior approval of the Compensation Committee for any relocation home loss guarantee that exceeds $25,000.

Our Compensation Committee regularly reviews our executive compensation program with its independent compensation consultant to ensure proper alignment of the program with our shareholders’ interests and current market practices; to establish appropriate performance targets based on our strategic and operating plans; and to ensure that these programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of market practices. This enables us to retain our executive officers in a highly competitive market for executive talent.

Advisory Vote and Board Recommendation

We request shareholder approval of the 2011 compensation of our named executive officers as disclosed in this Proxy Statement pursuant to SEC compensation disclosure rules (which includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Equifax Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement.”

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our shareholders in their vote on this Proposal and will carefully evaluate the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation, Human Resources & Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Compensation, Human Resources & Management Succession Committee

L. Phillip Humann, Chair    Siri S. Marshall    Mark B. Templeton

COMPENSATION DISCUSSION AND ANALYSIS

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Richard F. Smith	Chairman and Chief Executive Officer

Lee Adrean	Corporate Vice President and Chief Financial Officer

Coretha M. Rushing	Corporate Vice President and Chief Human Resources Officer

Kent E. Mast	Corporate Vice President and Chief Legal Officer

Paul J. Springman	Corporate Vice President and Chief Marketing Officer

Executive Summary

Objectives. The Compensation Committee considers the following objectives in setting executive compensation:

—	Attract and retain knowledgeable and experienced senior executives with a proven track record of driving enterprise growth and scale through disciplined processes.

—	Align individual objectives and performance with Company objectives and performance.

—	Motivate our employees to work for and achieve superior results from year to year and in the long-term.

—	Reward performance that meets or exceeds established performance goals.

—	Align the long-term financial interests of our executives with those of our shareholders.

To support our businesses with strong execution, we strive to create a dynamic and energized work environment that attracts and retains great people who contribute directly to creating organizational priorities, innovation, customer focus and growth for the Company. As summarized below, our 2011 executive compensation program rewarded our NEOs for the successful execution of our business objectives, and we continued to listen to the opinions expressed by our shareholders regarding the design of this program.

2011 Company Financial Performance. Our operating and financial performance was strong in 2011, as shown in the table below:

(For continuing operations)	2011	2010	Change
Operating Revenue	$2.0 billion	$1.9 billion	5%
Operating Revenue (excluding Brazil) (Non-GAAP)*	$1.9 billion	$1.8 billion	8%
Operating Income	$471.0 million	$430.0 million	9.5%
Operating Margin	24.0%	23.1%	0.9 basis points
Diluted Earnings per Share (EPS)	$ 1.87	$ 1.86	0.54%
Adjusted Diluted EPS (Non-GAAP)*	$ 2.52	$ 2.31	9%
Stock Price (last trading day of the year)	$38.74	$35.60	8.8%

* Excludes the impact of certain items that affected comparability between the years, including acquisition-related amortization expense, a loss on the deconsolidation of our Brazilian business and an income tax benefit. See the reconciliation of non-GAAP financial measures to the corresponding GAAP financial measures included in Appendix B to this Proxy Statement.

—

Innovation continued to be a key driver of our growth. Each business unit has a goal of being able to generate 10% or more of its annual growth from products that were launched in the prior three years. In 2011, estimated new product revenue increased to $181 million as 69 new products went into our growth pipeline.

—

We invested in strategic acquisitions such as Workload (U.K. wealth and asset data), eThority (human resource analytics), DataVision Resources (income and employment verification), and IntelliReal (real estate data and analytics).

—

We expanded our global footprint, adding businesses in Costa Rica and Ecuador and growing our consumer credit joint venture in Russia and consumer credit bureau in India. We merged our Brazilian business into Boa Vista Serviços S.A. in exchange for a 15% equity interest, to transform and strengthen our competitive position.

—	We identified new growth areas in mortgage, insurance and workforce analytics.

2011 Total Shareholder Return. In 2011, we outperformed each of the S&P 500, S&P 500 Commercial & Professional Services, and S&P 500 Banking stock indices on a total shareholder return basis (share price change and assuming reinvestment of dividends):

	2011	2010
Equifax	9.7%	16.2%
S&P 500	2.1%	15.1%
S&P 500 Commercial & Professional Services	-3.8%	12.0%
S&P 500 Banking	-10.5%	19.8%

We returned approximately $220.4 million to our shareholders in 2011 through the payment of $78.1 million in dividends and $142.3 million in stock repurchases. Beginning in the fourth quarter of 2010, we reevaluated how we return value to our shareholders and increased our quarterly dividend by 300% from $0.04 to $0.16 per share, to deliver a more meaningful cash return to our shareholders, targeted by the Board at a range of 25% to 35% of our net income. In February 2012, the Board approved an additional 12.5% quarterly dividend increase, to $0.18 per share.

2011 Executive Compensation. Our 2011 compensation program for the NEOs resulted in the following actions and values:

—

Base salaries for the NEOs other than the CEO increased in a range from 3.2% to 4.3%, compared to increases of 0% to 6% in 2010 and a salary freeze in 2009. Notwithstanding the CEO’s strong performance, the Compensation Committee determined that trends in the market data for CEOs did not support a salary increase for the CEO in 2011, and he also did not receive a salary increase in 2010 or 2009.

—

Annual cash incentives were paid at 139% of target for Adjusted EPS performance compared to 143% of target in 2010, and 144% of target for operating revenue performance compared to 132% of target in 2010. The 2011 bonus targets for Adjusted EPS and operating revenue were each set 6% above the 2010 actual results (restated to 2011 budgeted foreign exchange rates).

—

Total annual cash compensation increased by an average of 3.6% compared to 2010. The grant date fair value of equity awards increased by an average of 4.8%. Overall, total annual compensation, including the grant date fair value of equity awards, change in pension value, and all other compensation, increased by 7.5% in 2011 for the NEOs.

—

Target long-term incentive grant values (when determined by the Committee in early 2011) changed in a range from -3.0% to +14.2% compared to 2010 target grant values, following the prior year in which target grant values declined 2.3% to 20.1%. Both years were reflective of market data trends.

—

The value of pension benefits rose by 33.5% for the CEO and by 11.8% to 52.6% for the other NEOs compared to 2010. The changes in pension value were driven largely by changes in the discount rate applied to calculate the present value of future pension payments. The underlying plan design did not change, and these amounts could reverse in future years. The resulting increase in pension value did not result in any increase in the benefits payable to participants under the Company’s pension plans. See Notes 6 and 7 to the Summary Compensation Table on page 47.

Other compensation actions taken for 2011 included the following:

—

Effective January 1, 2011, we prospectively eliminated tax gross-up reimbursements for perquisites provided to active employees; excise tax gross-ups in change in control agreements for new participants; and granting additional years of Supplemental Executive Retirement Plan (SERP) service credit for new employment or other agreements.

—	The Compensation Committee must approve any exceptions to the current home loss protection policy limit on relocation of $25,000 for any employee.

—

The Compensation Committee determined that the long-term incentive program should be restructured for 2012. The Company has discontinued new stock option grants to the NEOs (previously one-half of the target long-term equity incentive award value) and replaced that portion with Performance Shares which pay out, if at all, based on our total shareholder return performance compared to the S&P 500 stock index (as adjusted) over a three-year period. See “2011 Shareholder Say-on-Pay Vote and Compensation Actions Taken” on page 34 and “Actions Taken with Respect to 2012 Compensation” on page 46.

2011 Executive Compensation Compared to 2010. Our executive compensation program for 2011 consisted of base salary, an annual cash incentive, long-term equity incentives, and other benefits. As illustrated in the chart below, for 2011 the percentage of target total direct compensation for the NEOs approved by the Compensation Committee as performance-based pay (the combination of target annual incentive bonus and target long-term equity incentive award) represented 82% of total direct compensation for the CEO and 67% on average for the other NEOs:

Target 2011 Direct Compensation Mix

Actual 2011 Compensation Mix. As illustrated in the chart below, for 2011, the performance-based pay (the combination of bonus and long-term equity incentive awards at grant date fair value) approved by the Compensation Committee for the NEOs that was paid based on the Company’s actual performance represented 83% of total direct compensation for the CEO and 71% on average for the other NEOs:

Actual 2011 Direct Compensation Mix

Comparison of Realized Pay, 2010-2011. The table below supplements the Summary Compensation Table that appears on page 47. This table shows the compensation actually realized in 2011 and 2010 by each NEO. This supplemental table also illustrates the impact that our above-target financial performance in 2011 had on realized compensation by facilitating a comparison of the 2011 realized compensation amounts with the 2010 amounts.

The primary difference between this supplemental table and the standard Summary Compensation Table is the method used to value stock options and stock awards. SEC rules require that the grant date fair value of all stock options and stock awards be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to stock options and stock awards that have not vested and for which the value is therefore uncertain (and which may end up having no value at all). In contrast, the supplemental table below includes only stock options and stock awards that vested during the applicable year and shows the value of those awards as of the applicable vesting date. It should be noted that there is no assurance that the NEOs will actually realize the value attributed to these awards even in this supplemental table, since the ultimate value of the stock options will depend on when the options are exercised and the underlying shares are liquidated and the ultimate value of the stock awards will depend on when the restricted shares are liquidated.

Realized Pay Table

Name	Year	Base Salary ($)	Annual Bonus ($)(1)	Options and Stock Awards Vested in Fiscal Year(2)	All Other Compensation(3)	Total Compensation Realized ($)
R. Smith	2011	1,450,000	2,310,627	4,416,330	98,019	8,274,976
	2010	1,450,000	2,213,015	3,206,314	162,561	7,031,890
L. Adrean	2011	499,388	454,739	760,058	26,454	1,740,639
	2010	476,777	436,599	539,419	64,088	1,516,883
C. Rushing	2011	454,885	414,214	608,043	30,138	1,507,280
	2010	435,346	398,660	423,319	50,898	1,308,223
K. Mast	2011	442,279	376,199	527,045	23,466	1,368,989
	2010	426,639	365,088	71,300	19,895	882,922
P. Springman	2011	417,338	354,985	527,045	60,670	1,360,038
	2010	402,177	344,155	71,300	35,911	853,543

(1)	Annual incentive bonuses are shown under the caption “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 47.

(2)

Amounts shown represent the aggregate value of all stock options and stock awards that vested during the applicable fiscal year. The value of vested stock options is calculated by multiplying the number of shares vested by the difference between the exercise price and the closing price of the Company’s common stock on the vesting date without regard to actual option exercise activity. The value of vested stock awards is calculated by multiplying the number of shares vested (excluding dividend equivalent shares) by the closing price of the Company’s common stock on the vesting date.

(3)	Amounts shown equal the amounts reported in the “All Other Compensation” column of the Summary Compensation Table on page 47.

Comparison of 2011 Target and Realized Equity Compensation. The table below compares, for each NEO, the hypothetical aggregate value of all stock options and stock awards that vested during 2011, had all of the awards vested at target; and the actual aggregate value of all stock options and stock awards that vested in 2011 as shown above in the Realized Pay Table. This information provides additional context to 2011 NEO compensation by showing the impact that our financial performance in 2011 had on the value of realized equity compensation.

Target vs. Realized Equity Table

Name	Target Value of Options and Stock Awards Vested in 2011(1)	Realized Value of Options and Stock Awards Vested in 2011(2)
R. Smith	$4,554,461	$4,416,330
L. Adrean	$802,123	760,058
C. Rushing	$647,049	608,043
K. Mast	$571,572	527,045
P. Springman	$571,572	527,045

(1)

Amounts shown represent the aggregate target value of all stock option and stock awards that vested during 2011. The target value for vested stock options and vested stock awards equals the grant date fair value of those awards.

(2)	Amounts shown equal the 2011 amounts reported in the “Options and Stock Awards Vested in Fiscal Year” column of the Realized Pay Table shown above.

Other Compensation Practices That Also Benefit Shareholders. We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following aspects of our compensation program that mitigate risks:

—	Our annual cash incentive plan is directly tied to corporate or business unit financial performance, as measured by Adjusted EPS and operating revenue.

—	There is a cap on the annual incentive opportunity, even for exceptional performance.

—

Executives must own our stock and the amount of their ownership must increase with their level of responsibility; these requirements are reviewed annually by the Compensation Committee and all NEOs are in compliance.

—	Our policy allows us to recoup (“claw back”) incentive compensation paid to NEOs and other senior employees in the event of a financial restatement.

—	We prohibit our executives and non-executive directors from engaging in any speculative transactions in our securities and from hedging the economic risk of ownership of our stock.

—	Our shareholder-approved stock incentive plan prohibits stock option re-pricings without shareholder approval.

—	Cash severance benefits are payable under executive change in control agreements only on a double trigger basis (i.e., both a change in control and a qualifying termination of employment).

Each Compensation Committee member is independent as defined in the corporate governance listing standards of the NYSE and our Director Independence Standards. The Compensation Committee engages and is advised by an independent compensation consultant on all NEO pay decisions who keeps the Committee apprised of evolving compensation best practices.

2011 Shareholder Say-on-Pay Vote and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 83% of the shares voted were cast in support of the Company’s executive compensation and related disclosures for 2010 in connection with the shareholder advisory vote on executive compensation (the “Say-on-Pay vote”). The Compensation Committee viewed the results of this Say-on-Pay vote as broad shareholder support for our executive compensation program and made no changes to our program specifically as a result of this vote.

In 2011, the Company continued to engage with its largest shareholders and received their feedback on executive compensation practices. In early 2011, the Compensation Committee, weighing this feedback, advice from its compensation consultant and the positions of several proxy voting advisory firms, undertook a thorough review of the structure of our long-term incentive program to analyze how to more closely align these incentives with the creation of long-term value for our shareholders. The Committee decided to directly link a substantial portion of our future long-term incentives to our long-term total shareholder return (“TSR”) performance compared to a representative broad index of companies.

Beginning with the annual equity award to NEOs in February 2012, at least one-half of the grant date value of long-term incentives will be in performance-based restricted shares (the “Performance Shares”) to be earned after a three-year performance period, and the remainder will continue to consist of time-vested restricted stock units which cliff vest after three years. This compares to our prior practice of awarding the target long-term incentives in an equal mix of time-vested restricted stock units and stock options. For further information on the Performance Shares, see “Actions Taken with Respect to 2012 Compensation” on page 46.

Principal Components of the Executive Compensation Program

For 2011, the Compensation Committee authorized an executive compensation program to accomplish the objectives described above, as summarized in the following table:

Compensation element	Objective	Key Features
Base salary	Provide sufficient competitive pay to attract and retain experienced and successful executives

• For the CEO, generally targeted at the prior year’s base salary level, adjusted by market movement

• For the other NEOs, targeted at the average of the size-adjusted median and 65th percentile of general industry survey data (and for the CFO, peer group proxy data), with adjustments as needed to reflect individual performance and position or to attract senior executives from companies larger than ourselves with requisite experience to create scalable processes necessary to drive significant growth. This philosophy positions us for increased scale and growth in our business without undue cost to the Company.

Annual cash incentive	Encourage and reward valuable contributions to our annual financial and operational performance objectives	• Targeted at the median of the general industry survey data • For the NEOs, payments are based on Company Adjusted EPS, operating revenue and individual performance
Long-term incentive	Encourage and reward building long-term shareholder value; align management and shareholder interests; encourage retention	• Targeted to median peer group levels, adjusted to reflect actual performance • Option awards vest ratably over three years • Restricted stock unit awards vest after three years
In-service and post-retirement benefits	Attract and retain highly qualified executives by providing competitive benefits	Participation in pension and savings plans, deferral plans, supplemental retirement plan, certain perquisites and change in control protection

How We Determine the Total Amount of Compensation

Benchmarking Process. We consider market pay practices when setting executive compensation. The Compensation Committee uses benchmarking to guide decision-making with respect to executive pay levels.

The Compensation Committee negotiated Mr. Smith’s initial CEO compensation and benefit package in 2005 in the competitive manner required to induce him to leave GE Insurance Solutions, where he was Chief Operating Officer and had significant retention incentives in place after 22 years of experience. Since that time, the Committee has adjusted his pay opportunities based almost entirely on movement in the competitive market for CEO pay. His actual total compensation for 2011 (excluding the annual change in pension value, which fluctuates due to changes in the discount rate and other actuarial assumptions) has remained near 2008 levels, with declines in some intervening years, corresponding to annual changes equal to the constant sample general industry market movement for CEOs from the Aon Hewitt Total Compensation Measurement database. Based on that data, and notwithstanding his strong performance over this period, Mr. Smith has not received a base salary increase since 2008. In 2011, consistent with the above-described market movement, his target annual incentive opportunity was increased by 5% to 105% of base salary, and his long-term incentive value (as calculated by the Committee) increased by 14.2% from levels that had declined in 2010 due to negative market movement.

The table below shows the strong correlation between CEO total compensation (excluding the annual change in pension value) and the indexed cumulative total shareholder return (“TSR”) of our stock over the period 2006-2011:

	2006	2007	2008	2009	2010	2011
CEO Total Pay ($000s)*	$8,800	$8,179	$7,234	$7,399	$7,979	$8,690
Indexed TSR (cumulative)	$100	$90	$66	$77	$90	$99

* Excluding annual change in pension value and using grant date fair value for all equity awards.

The annual change in pension value for Mr. Smith for the years 2006-2011 was approximately $155.7 thousand, $844.3 thousand, $1.19 million, $1.41 million, $1.66 million and $2.32 million, respectively. See also “Pension Benefits at 2011 Fiscal Year-End” on page 53.

For our other NEOs, in 2011 we conducted a detailed market review of executive pay to evaluate each element of pay and benefit competitiveness, review pay practices and compare performance against market data as described below. This analysis was discussed and reviewed by the Compensation Committee with its compensation consultant. Two primary types of market data were used to compile this analysis:

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General industry data, focusing on data from those companies which are similar in size to the Company, drawn from all companies in the Aon Hewitt Total Compensation by Industry database; and, for base salaries and annual incentives, also data from the Towers Watson U.S. General Industry Executive Database, which includes Fortune 1000 and S&P 1000 public companies.

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Peer group proxy data, for long-term incentives and, for the CFO only, for base salary; this data was drawn from available proxy statements and public reports for 14 publicly-held companies: Alliance Data Systems Corp., Automatic Data Processing Inc., CGI Group Inc., DST Systems Inc., Dun & Bradstreet Corp., Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fiserv Inc., FTI Consulting Inc., Intuit Inc., Lender Processing Services, Inc., Moody’s Corp., Paychex Inc. and Western Union Co. The median 2010 revenue, net income and market capitalization of these companies was $2.6 billion, $387.3 million and $5.17 billion, compared to Company 2010 operating revenue, net income and market capitalization of $1.7 billion, $266.7 million and $4.4 billion, respectively.

This 2011 compensation peer group was unchanged from the group used in 2010 except for the deletion of Perot Systems Corporation (acquired by Dell Corporation in 2009). This group includes companies against which we compete directly or indirectly for capital, executive talent and, in some cases, business. Because there were no publicly-held, stand-alone direct U.S. competitors across all of our businesses, we focus on companies that compete with us in a significant aspect of our business, have similar customers, or are in the business of data and analytics-based business solutions delivered through technology, and which are similarly complex. Industries represented by these companies included information and delivery systems, publishing, specialized finance, information technology consulting services, data processing and outsourced services, and application software. We reviewed and updated our comparator peer group for executive compensation to reflect changes in the industries in which we operate and the goals of our long-term growth strategy. The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graphs which can be found in our 2011 Annual Report and Form 10-K because we believe that the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent.

Use of “Tally Sheets” and Wealth Accumulation Analysis. In 2011, Meridian prepared for review by the Compensation Committee “tally sheets” relating to compensation of the NEOs. The tally sheets quantified the total compensation package, the impact of stock price change on the value of existing long-term incentives, fluctuations in the amount of wealth created from prior equity grants, and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions. As a result of viewing the tally sheets, the Committee did not deem any changes to be necessary to the structure of the total compensation package or specific NEO compensation.

Other Factors Considered in Setting Pay Opportunities for NEOs other than the CEO. The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts (e.g., base salaries, the individual portion of short-term incentive, and yearly equity grants). Such factors include an individual’s general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, criticality to our business, succession planning considerations, salary budget guidelines, and the individual’s pay in the context of others at the Company). The application of discretion based on such factors may result in pay opportunities that are different from market as determined above. The Committee has not adopted a policy with regard to the relationship of compensation between or among the CEO and the other NEOs or other employees and exercises its discretion in determining actual and relative compensation levels. Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance). Our CEO has ultimate responsibility for the strategic direction of the Company, and therefore is the most highly paid. CEO compensation also reflects the importance of his leadership to the successful design and execution of our business strategy.

2011 Annual Cash Incentive Opportunities. The target annual cash incentive opportunities for 2011, expressed as a percentage of base salary, were unchanged from 2010 for the NEOs (other than the CEO) as described above under “Benchmarking Process.”

2011 Long-Term Incentive Opportunities. As in prior years, 2011 long-term incentive opportunities for the NEOs (other than the CEO) were set in a range of plus or minus 25% around the average of the peer group median. The CEO took individual performance and other factors into account in recommending for Compensation Committee approval the award sizes for the other NEOs, as discussed more fully below.

Analysis of 2011 Compensation

Base Salary. We provide our NEOs with a base salary to compensate them for services rendered during the year. Consistent with the Company’s philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall targeted direct compensation in the form of base pay, ranging from 18% for the CEO to an average of 33% for the other NEOs in 2011. The executives are paid an amount in the form of base pay sufficient to attract competent executive talent and retain a stable management team.

The Compensation Committee assessed whether each NEO’s base pay was sufficient to retain competent executive talent and maintain a stable management team, considering factors such as the benchmarking data described above, an internal review of the executive’s position and current compensation, both individually and relative to other executive officers, experience, scope, breadth and complexity of responsibilities, retention considerations, and the individual performance as discussed below.

In February 2011, the Compensation Committee approved merit salary increases for most senior executives based on the Committee’s review of market data, adjustments for position, retention considerations, and individual performance assessments conducted by the CEO. The merit salary increases ranged from 3.2% to 4.3% for the NEOs except for Mr. Smith. Notwithstanding Mr. Smith’s strong performance, the Committee determined that movement in the market data for CEOs did not support a base salary increase for the CEO in 2011.

Annual Cash Incentive Opportunity. Our annual cash incentive plan, or AIP, is part of our shareholder-approved 2008 Omnibus Incentive Plan. The AIP is designed to reward high performance and achievement of corporate and individual goals by key employees, including our NEOs; to encourage actions that will result in the growth of shareholder value; and to ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation. The NEOs are eligible for cash incentive awards based on the Company’s attainment of specific performance measures established by the Compensation Committee at the beginning of the plan year. The 2011 AIP was structured as described below for our NEOs:

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Establishment of performance measures. The Committee annually establishes the AIP performance measures. The 2011 AIP opportunity was based 80% on corporate financial goals and 20% on individual performance assessment. No AIP award is earned for performance below a specified threshold level.

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Payout targets. In March 2011, the Committee set target payout levels for each executive (expressed as a percentage of base salary) based on the executive’s level of responsibility and informed by a review of compensation information from published general industry surveys. Target payout levels ranged from 105% for the CEO to 60% for the other NEOs.

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Final award determination. In February 2012, the Committee reviewed executives’ performance against the pre-established performance measures for 2011. Awards could range from 0% of the executive’s award goal (for performance below the threshold level), to 200% of the individual’s award target (for performance at the maximum goal).

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Maximum awards. AIP awards are subject to certain limitations, including (1) Committee authority to reduce awards through the exercise of negative discretion; (2) an individual limitation of $5 million; and (3) a formula intended to qualify such awards, to the extent possible, as tax deductible by the Company under Section 162(m) of the Internal Revenue Code (the “Code”). The 162(m) cap was not intended to increase award levels beyond those that the Committee would otherwise approve consistent with the structure of the AIP as described herein. For further information on the Section 162(m) cap, see “Consideration of Tax Effects” on page 44.

The 2011 corporate financial performance objectives for the NEOs, all of whom had Company-wide responsibilities, were based on the Company’s operating revenue (used to measure top line business growth) and Adjusted EPS (used to measure the profitability of that growth). In March 2011, the Compensation Committee established corporate financial goals required to earn a cash incentive award for 2011, as follows:

—	Threshold payout (25% of target payout) was set equal to our actual 2010 operating results, adjusted for changes in foreign exchange rates ($2.31 Adjusted EPS and $1.863 billion operating revenue).

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Target payout was set based on our strategic goals and performance expectations for 2011 ($2.45 Adjusted EPS and $1.976 billion operating revenue, both of which were 6% above our 2010 reported Adjusted EPS and operating revenue when restated to 2011 budgeted foreign exchange rates).

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Maximum payout (200% of target payout) was set based on our stretch goals for 2011 ($2.56 Adjusted EPS and $2.032 billion operating revenue, which represented an increase of 11% and 9%, respectively, over reported 2010 operating results, when restated to 2011 budgeted foreign exchange rates).

The foregoing objectives were subject to adjustment by the Compensation Committee for the effect of material acquisitions and divestitures and certain other extraordinary items. The Committee exercised its discretion to adjust the foregoing goals to eliminate the impact of the Company’s divestiture of Brazilian operations. The threshold, target and maximum operating revenue goals noted above were reduced by $49.7 million to $1,813,300,000, by $54.7 million to $1,921,300,000, and by $57.9 million to $1,974,100,000, respectively, and the corresponding threshold, target and maximum Adjusted EPS goals were increased to $2.334, $2.46 and $2.566, respectively, from $2.31, $2.45 and $2.56, respectively.

Individual personal objectives are specific to each executive officer position and may relate to:

—	strategic growth through new product innovation, technology and analytical services, product synergies, acquisitions that provide greater geographic diversity, and expansion of data sources;

—	development of scalable processes, leveraging applications, and managing expenses to ensure expense growth does not exceed revenue growth; and

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non-financial goals that are important to the Company’s success, including people-related objectives such as talent management, demonstrating leadership through behavior consistent with our values, and any other business priority.

Personal objectives are set at the start of the fiscal year. At the end of the fiscal year, the CEO uses his judgment to evaluate the performance of the other named executive officers against their personal objectives approved by him, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant by the CEO. The Compensation Committee reviews and approves this performance evaluation and evaluates the performance of the CEO in a similar manner, with input from the full Board. Individual performance rating categories and award opportunities for the NEOs were as follows:

—	needs improvement (no award);

—	achieves expectations (pays 20% of each NEO’s target incentive);

—	exceeds expectations (pays 30% of each NEO’s target incentive); or

—	distinguished (pays 40% of each NEO’s target incentive).

The 2011 individual performance ratings for the NEOs ranged from “exceeds expectations” to “distinguished,” as reflected below in the 2011 AIP calculations under the “Weighted Individual Incentive Achieved” column. In each case, the NEOs met or exceeded their applicable objectives.

All of the NEOs had objectives related to people, including leadership behaviors, performance management, feedback and coaching, employee recognition, talent management and communication of key business objectives. All of the named executive officers had objectives related to improving operational efficiencies through LEAN and Workout programs to reduce costs, disaster recovery planning, customer satisfaction, enterprise risk management and talent management and succession planning. Each NEO also had Company-wide objectives related to long-term strategic objectives.

Mr. Smith achieved a distinguished rating on his individual objectives for 2011. He successfully executed on the Company’s strategy of broadening and deepening product offerings to improve financial performance in all five business units in a highly challenging global business environment, generating $2.0 billion in revenue with an operating margin of 24% and diluted EPS of $1.87 from continuing operations ($2.52 Adjusted EPS). He led the Company’s efforts to continue strategically building and rebalancing its capabilities with high value acquisitions, including Workload, IntelliReal, eThority, and DataVision Resources. Mr. Smith refined and executed the Company’s long-term Growth Playbook strategy by expanding our role in client business decisions and processes through product innovation and delivering unique value to the customer; employing advanced analytics and technology to help drive client growth, security, efficiency and profitability; investing in emerging opportunities; geographic, diversifying data sources and products; maximizing the use of analytics and decisioning technology to differentiate the Company’s product offerings; implementing measures to control expense growth in line with revenue growth; driving operational efficiencies through LEAN, Workout and other continuous business process improvements; accelerating the pace of new product innovation and product transfers across the Company; driving a performance-driven culture to deliver sustained long-term business growth; retaining and developing a strong leadership team; and demonstrating exemplary leadership and values.

Mr. Adrean achieved a distinguished rating on his individual objectives for 2011. As leader of the Company’s Finance function, these objectives included implementing measures to control expense growth in line with revenue growth; improving financial analytical capabilities and operational metrics to help focus management on key revenue, customer and product profitability drivers and opportunities in the business; developing the 2012 corporate budget consistent with long-term growth objectives; implementing strategies to optimize the corporate tax position; supporting corporate growth initiatives; developing global finance organization capabilities and enhancing financial system controls; supporting the Company’s acquisition efforts with financial diligence and valuation analyses; effectively managing the Company’s capital structure, ratings, access to capital and allocation of capital among internal growth investments, acquisitions, and return to shareholders; enhancing the communication of the Company’s strategy and growth prospects to the investment community; and enhancing and overseeing global enterprise risk management processes with effective monitoring across all major risk areas.

Ms. Rushing achieved a distinguished rating on her individual objectives for 2011. Her objectives as head of Human Resources included deploying a global employee career framework initiative to improve the Company’s staffing flexibility, add bench strength and map career development paths; improving employee engagement and support; supporting acquisitions and the integration of acquisitions; redesigning benefit plans to better align with the Company’s meritocracy culture and the competitive market for talent; and refining and overseeing rigorous global talent management, performance management and succession planning programs.

Mr. Mast achieved a rating of exceeds expectations on his individual objectives as Chief Legal Officer. The objectives included managing global regulatory and legislative matters; supervising legal staff and support for all geographies; successfully directing of the Company’s global sourcing, security and compliance operations; directing the Company’s continued success in the quality of our litigation management and outcomes; continuing to meet the demands of increasingly complex litigation, regulatory and political environments; and providing effective support for mergers, acquisitions and other enterprise transactions.

Mr. Springman achieved a rating of exceeds expectations on his individual objectives as Chief Marketing Officer. His objectives included achieving record new product innovation revenue for business units; launching new revenue programs in new markets and verticals; building a new consumer database which includes telecommunications, utility, cable and satellite payment information and launched initial products; launching high value solutions and building a strong pipeline of products utilizing Decision360™ data; and expanding data resources and improved quality across all markets.

Summary of 2011 AIP Results

The table below summarizes the performance measures, weights, targets and actual results we used to determine the 2011 AIP awards to our NEOs. Performance goal achievement for 2011 was certified by the CFO and approved by the Compensation Committee in early February 2012:

Summary of 2011 Annual Cash Incentive Awards

Name	Total Incentive Target Eligibility as a % of Base Salary	Adjusted EPS Target Eligibility (%)	Weighted Adjusted EPS Incentive Achieved (%)	Operating Revenue Target Eligibility (%)	Weighted Operating Revenue Incentive Achieved (%)	Individual Target Eligibility (%)	Weighted Individual Incentive Achieved (%)	Total 2011 Incentive Paid as a % of Base Salary
R. Smith	105	65	94.6%	15	22.7%	20	42.0%	159.3%
L. Adrean	60	65	54.1%	15	13.0%	20	24.0%	91.1%
C. Rushing	60	65	54.1%	15	13.0%	20	24.0%	91.1%
K. Mast	60	65	54.1%	15	13.0%	20	18.0%	85.1%
P. Springman	60	65	54.1%	15	13.0%	20	18.0%	85.1%

Long-Term Equity Compensation. Long-term equity compensation is designed to give key employees, including the NEOs, a longer-term stake in the Company, provide incentives for future performance, act as a long-term retention tool and align employee and shareholder interests over the longer term. In 2011, the Company used stock options and time-vested restricted stock units to accomplish these goals. Stock options closely align employee incentives with shareholder interests. Since a financial gain from stock options is possible only after the price of the common stock has increased, stock options motivate executives and other employees toward behavior and activities that benefit all shareholders. The value of restricted stock units varies directly with the market price of the common stock, but since some value is likely to be earned, they are used primarily for retention purposes.

The Committee considers individual performance relative to the prior year and the prior year’s awards in granting stock options and restricted stock units.

Non-qualified stock options permit an NEO to purchase shares of our common stock at a per-share exercise price equal to the closing price of our common stock as reported on the NYSE on the grant date. Options granted to NEOs in 2011 have ten-year terms and vest one-third on each of the first three anniversaries of the grant date.

Restricted stock units represent a promise to issue unrestricted shares of our common stock once applicable vesting requirements are satisfied. The restricted stock units issued to NEOs “cliff vest” on the third anniversary of the grant date. The restricted stock units do not accrue dividend equivalent units.

The Compensation Committee awards long-term equity incentives to reward past performance but also to retain executive officers and to provide incentive for exceptional future performance. The value of equity grants increases with the level of position, and for the CEO and other NEOs is the largest element of the total compensation package. In determining the value of stock option and restricted stock unit awards to executive officers, the Committee (in the case of the CEO’s grant) and the CEO (in the case of recommendations for grants to other NEOs), consider numerous factors, including the benchmarking data described below, individual performance, and the Company’s annual budget for equity awards.

The Compensation Committee determines long-term incentive grant values by establishing a dollar value within the appropriate range for each NEO other than the CEO and then converts this dollar value to a number of restricted stock units (with each share being valued at 89% of our six-month average stock price) and non-qualified stock options (using a Black-Scholes formula equaling 30% of the six-month average stock price in 2011). By using this approach, the number of stock options and restricted stock units varies from year to year based upon, among other things, stock price, even if the award value at grant stays consistent from year to year. The approximate 50/50 split of target grant value between stock options and restricted stock units in 2011 balanced the relative certainty and retention value offered by restricted stock units with the higher risk and performance leverage of stock options.

The Committee approved equity awards to the NEOs in April 2011, informed by the benchmarking data described above. The table below details the target grant value used by the Compensation Committee to determine the number of options and restricted stock units to be granted. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “Grants of Plan-Based Awards in Fiscal Year 2011” table on page 49. As noted above under “Realized Pay Table” and “Target vs. Realized Equity Table,” the actual value of equity awards that may be realized by the NEOs will depend on their continued service and the Company’s future stock price performance.

April 2011 Target Value for Equity Grants

Name	Target Grant Value $	Number of Options Granted	Number of Restricted Stock Units Granted	2011 vs. 2010 Target Grant Value
R. Smith	4,916,745	240,000	85,000	14.2%
L. Adrean	848,370	33,000	17,500	-3.0%
C. Rushing	605,430	25,000	12,000	-0.2%
K. Mast	605,430	25,000	12,000	-0.2%
P. Springman	605,430	25,000	12,000	-0.2%

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual stock option and restricted stock awards to senior executives who are reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of our annual performance reviews). In 2011, Committee approval for normal annual awards was obtained in April after preliminary discussions in February. In accordance with our policy and shareholder-approved 2008 Omnibus Incentive Plan, the Committee has delegated limited authority to the CEO to approve grants to non-executive officers and other eligible employees, typically in the third calendar quarter of each year following their annual talent review cycle. We may make equity awards at other times during the year for new hires or other reasons, such as a job promotion or as a result of an acquisition.

The exercise price of any stock option award is the closing price of our common stock on the date of grant, as reported by the NYSE. If a stock grant date for a Section 16 reporting officer would fall outside an open stock trading window period, such grants are priced effective as of the market close on the first business day of the next quarterly trading window period. We do not backdate or grant options or restricted stock retroactively. We generally schedule board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our named executive officers at around the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Retirement and Other Benefits

Our NEOs receive retirement and other benefits as part of a competitive package. These benefits are intended to be part of a competitive retirement and benefit package necessary to attract and retain executive talent. Consistent with this objective, the longer an employee remains with the Company, the larger the benefit that is earned under the SERP described below and the U.S. Retirement Income Plan, or USRIP.

We provide our NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance. In addition, we maintain a defined benefit retirement plan (the USRIP) and a qualified retirement savings plan, or 401(k) Plan, that includes a discretionary Company match of the employee’s pre-tax and after-tax contributions.

For NEOs and other eligible participants, we also maintain a nonqualified supplemental retirement plan, or SERP, partly to offset limits under the Code on the maximum annual benefit that may be paid to each individual under our retirement plans, and also for competitive reasons. The SERP provides a maximum annual lifetime retirement benefit of 50% of base salary and bonus, based on years of credited service and reduced by benefits from the defined benefit pension plan. A more complete description of the USRIP in effect as of December 31, 2011 and the SERP is provided under “Pension Benefits at 2011 Fiscal Year-End” on page 53.

Effective January 1, 2009, we amended our qualified defined benefit pension plan to freeze benefits for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date). The Company provides these employees (except for an employee eligible for the SERP, regardless of whether such employee is grandfathered under the USRIP) and certain other employees not eligible to participate in the pension plan with an enhanced 401(k) Plan. The pension plan amendments freeze service credit, but the Company will continue to credit for the participant’s salary increases over time. Grandfathered employees (two of whom were named executive officers, Messrs. Mast and Springman) remain in the current pension plan and 401(k) Plan. All SERP participants, regardless of whether they are grandfathered under the USRIP, remain in the current 401(k) Plan. The qualified pension plan and 401(k) Plan changes are in line with established marketplace trends. The changes did not affect our current U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009. Employees of our TALX subsidiary, who were not eligible to participate in the pension plan, are eligible to participate in the enhanced 401(k) Plan.

The NEOs and certain other executives are eligible to participate in Company tax deferred compensation plans. These plans allow the participants to defer cash compensation and gains otherwise recognized upon the vesting of restricted stock units (“RSUs”). The purpose of these plans is to give eligible employees the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our 401(k) Plan, in order to enhance their retirement savings without additional Company contributions. The deferral plans are offered to eligible employees as part of a competitive compensation program, and are described in more detail after the Nonqualified Deferred Compensation table on page 55. The plans are intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are allocated to the plan investment options chosen by the executive and are adjusted daily for any gains or losses.

The NEOs also are eligible to receive certain perquisites including financial planning and tax services in an annual amount of up to $50,000 for the CEO, and $10,000 for other NEOs ($12,500 in their first year for newly hired executives); comprehensive medical examinations (up to $2,200 annually for diagnostic health care services not otherwise covered by our medical plan); additional executive life insurance coverage, of $10 million for the CEO and $3 million for the other NEOs (other than Mr. Adrean and Ms. Rushing, each of whom elected to terminate their participation in the executive life insurance program in the fourth quarter of 2011), and additional personal excess liability insurance ($10 million for the CEO and $5 million for the other NEOs); two club memberships for the CEO used primarily for business purposes; and home security system monitoring expenses for the CEO. Beginning in 2011, we no longer provide tax reimbursement on the value of the applicable perquisite.

The foregoing benefits are intended to be part of a competitive retirement and benefit package, as compared to our peer group, which we believe is necessary to attract and retain executive talent. The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 47 and Note 8 thereto.

Employment Contract and Change in Control Severance Agreements

We entered into an employment contract with Mr. Smith upon his hiring in 2005 but such agreements are not used with respect to the other executive officers, who are employed on an “at will” basis. The material provisions of Mr. Smith’s agreement are discussed following the “Grants of Plan-Based Awards in Fiscal Year 2011” table on page 49 and the “Potential Payments upon Termination or Change in Control” on page 56.

We have entered into change in control agreements with our other NEOs, which are more fully described under “Potential Payments upon Termination or Change in Control.” We believe these agreements are necessary to allow the participating officers to focus on their duties during the process of an acquisition by ensuring they receive benefits in the event of a change in control of the Company. This safeguards shareholder value in the event the transaction is not consummated, and maximizes the value of the Company by increasing the possibility of retaining an intact management team. The agreements are not intended to replace or affect other compensation elements.

Consideration of Tax Effects

The Compensation Committee considers the impact of federal tax laws on our compensation program, including the deductibility of compensation paid to the NEOs, as regulated by Code Section 162(m). Our compensation program is designed to qualify for deductibility under Section 162(m), but not all amounts paid under such programs in 2011 were qualified. A portion of the CEO’s base salary was in excess of the $1 million Section 162(m) limit.

Award opportunities for executives under the AIP were made subject to attainment by the Company of a specified level of 2011 operating income. The formula was approved by the Committee within the first 90 days of the performance period when there was substantial uncertainty of its attainment. The formula provides a wholly objective maximum for determining Annual Incentive Plan awards. The 2011 short-term incentives for Company executive officers were capped at 1.5% of 2011 operating income for the CEO and 0.5% of 2011 operating income for each other NEOs. In addition, the Compensation Committee made the vesting of 2011 restricted stock units subject to attainment of the same Company operating income levels on a cumulative annual basis over the applicable three-year vesting period. Adjustments to operating income are made by the Committee, as appropriate, to exclude items or variances such as the impact of changes in federal, state or local tax laws; restructuring charges; items of loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or change in accounting principle, all as determined by GAAP; items of expense or loss related to discontinued operations that do not qualify as a segment of a business under GAAP; any reduction in operating income attributable to the acquisition of business operations during the year, determined either at the time of the acquisition or at year end; and foreign exchange gains and losses.

For the one-year period ended December 31, 2011, the AIP cap under the Section 162(m) formula was equal to $2.3 million for each of the NEOs other than the CEO, and $7.0 million for the CEO. Our reported GAAP operating income for 2011 was $471.0 million, and adjustments were made by the Compensation Committee to exclude $90.4 million for the pre-tax impact of acquisition-related amortization expense. The Committee used negative discretion to reduce the actual annual incentive awards paid to $2.31 million for the CEO and to a range of from $354,985 to $454,739 for the other NEOs.

If the payments to an NEO on account of his or her termination as a result of a change in control exceed certain amounts, we may not be eligible to deduct certain of the payments for federal income tax purposes. In addition, the officer could be subject to a 20% excise tax on such payments. This excise tax is in addition to the executive’s normal income and payroll taxes. To offset the effect of the excise tax, we will make “gross-up” payments to an NEO as reimbursement for the excise tax. In this way, the executive retains the same amount he or she would have retained had the excise tax not been imposed. As a result, however, the Company is unable to deduct a large portion of the payments. We provide these payments because, by allowing executives to recognize the full intended economic benefits of their change of control agreement, it ensures that such payments meet the original goals of the program. Effective January 1, 2011, the excise tax reimbursement was discontinued for new change in control agreement participants.

We generally have designed our compensation programs for NEOs to comply with Code Section 409A on the payment of deferred compensation so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Executive Stock Ownership Guidelines

Our executive stock ownership guidelines are designed to increase our executives’ equity stakes in the Company to a meaningful level and reinforce alignment with shareholder interests. The guidelines provide that, within five years of assuming the CEO position, the CEO should attain an investment position in our stock equal to five times his or her base salary (including shares directly owned, 401(k) Plan shares, deferred share units and unvested restricted stock units). All other NEOs should attain within five years an investment position equal to three times their base salary. A reduction in ownership to one-half of the applicable guideline ownership level is permitted for executives age 60 or older who are eligible for retirement. Following its annual review in February 2012, the Compensation Committee determined that each NEO was currently in compliance with the guidelines. The Committee has authority to waive or defer compliance with the ownership guidelines in the case of unusual stock price volatility.

Derivatives Trading and Hedging Prohibitions

Under our Insider Trading Policy, we prohibit short sales on Company stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock, by our NEOs and other executives. No director, officer or employee may buy or sell options on our common stock or engage in short sales of our common stock. We also prohibit hedging the economic risk of ownership of our common stock. We discourage our employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Policy on Clawback of Incentive Compensation

In February 2010, the Compensation Committee adopted an incentive compensation “clawback” policy effective for incentive compensation awarded for fiscal years beginning after December 31, 2009. Under this policy, in the event of a material misstatement of the financial results, the Committee will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Committee will consider whether any executive officer received incentive compensation based on the original financial statements that would not have been received based on the restatement.

The Compensation Committee will also consider the accountability of any employee (including the NEOs) whose acts or omissions were responsible in whole or in part for the events that led to the restatement, and whether such acts or omissions constituted intentional misconduct. The actions the Committee could elect to take against a particular employee, depending on all the facts and circumstances as determined during their review, include repayment of the difference between the incentive compensation paid and the amount that would have been paid based on the restated financial results. In the case of any employee (including a named executive officer) whose acts or omissions constituted intentional misconduct, the Committee may seek recoupment of all or part of any bonus or other incentive compensation paid to the employee that was based upon achievement of financial results that were subsequently restated; enforce disciplinary actions, up to and including termination; and/or pursue other remedies.

Under the terms of our 2008 Omnibus Incentive Plan, employees, including the NEOs, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested restricted stock units received during the period beginning six months prior to the date of the violation. In addition, with respect to any award made for fiscal years beginning after December 31, 2009, these recovery means are also applicable to the incentive equity awards of employees who are terminated for cause, as determined in the sole discretion of the Committee. These clawback policies are in addition to any policies or recovery rights provided under applicable law.

Actions Taken with Respect to 2012 Compensation

The Compensation Committee has taken certain actions with respect to 2012 executive compensation. The Committee approved merit-based annual salary increases for the NEOs effective February 18, 2012, ranging from 0% to 4.0%. One NEO received a one-time, lump sum merit adjustment equal to 4.0% of base salary. For the CEO, who has not received a salary increase since 2008, the Compensation Committee determined that all pay increases suggested by market movement should be applied to, and increase, the performance-based portion of the long-term incentive program (i.e., the Performance Share grants discussed below).

The Committee also established corporate financial performance goals and individual performance goals for the annual incentive opportunity for 2012 in a manner similar to the process followed in 2011. In addition, as noted above under “2011 Shareholder Say-on-Pay Vote and Compensation Actions Taken,” the Committee approved a redesigned long-term incentive program for the senior executives, including the NEOs. Consistent with this redesign, Performance Shares and time-vested restricted stock units (RSUs) were awarded in an approximate 50%-50% split of target grant date value, as shown in the table below (a 54%-46% split for the CEO):

2012 Approved Long-Term Incentive Awards

Name	Performance Shares	Time-Vested RSUs
R. Smith	80,961	70,239
L. Adrean	13,571	13,571
C. Rushing	9,500	9,500
P. Springman	9,500	9,500
K. Mast	8,700	8,700

Previously, the executives received one-half of their long-term incentive opportunity in the form of stock options and the remainder in time-vested RSUs. The Performance Shares will be earned, if at all, based on the Company’s total shareholder return (TSR) performance relative to the S&P 500 index (as constituted on the initial grant date, subject to certain adjustments) over a three-year performance period. The average results of the final four quarters of the performance period will determine the final result. Performance Shares payouts will be as follows, with straight-line interpolation between the threshold and maximum level:

Performance Share Payout

Company TSR Percentile	Performance Share Payout as a % of Target
90th	200%
70th	150%
50th	100%
30th	50%
Below 30th	0%

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate or with which we compete for executive talent.

EXECUTIVE COMPENSATION TABLES

The following table presents information regarding compensation of the named executive officers (NEOs) for services rendered during 2011, 2010 and 2009. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from the amount listed in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)(7) ($)	All Other Compensation ($)(8)	Total ($)
Richard F. Smith	2011	1,450,000	0	2,940,530	1,891,062	2,310,627	2,323,000	98,019	11,013,238
Chairman and Chief Executive Officer	2010	1,450,000	0	2,571,445	1,582,306	2,213,015	1,662,800	162,561	9,642,127
	2009	1,450,000	0	2,474,442	1,648,186	1,681,807	1,410,400	145,043	8,809,878

Lee Adrean	2011	499,388	0	624,127	273,706	454,739	512,300	26,454	2,390,714
Corporate Vice President and Chief Financial Officer	2010	476,777	0	629,606	280,520	436,599	388,600	64,088	2,276,190
	2009	456,750	0	467,395	349,048	317,862	273,100	52,779	1,916,934

Coretha M. Rushing	2011	454,885	0	427,973	207,353	414,214	449,600	30,138	1,984,163
Corporate Vice President and Chief Human Resources Officer	2010	435,346	0	397,646	219,156	398,660	286,900	50,898	1,788,606
	2009	420,000	0	384,913	239,736	267,087	244,700	38,566	1,595,002

Kent E. Mast	2011	442,279	0	427,973	207,353	376,199	271,200	23,466	1,748,470
Corporate Vice President and Chief Legal Officer	2010	426,639	0	397,646	219,156	365,088	270,500	49,697	1,728,726
	2009	411,600	0	368,474	255,401	261,745	196,600	54,632	1,548,452

Paul J. Springman	2011	417,339	0	427,973	207,353	354,985	352,200	60,670	1,820,520
Corporate Vice President and Chief Marketing Officer	2010	402,177	0	397,646	219,156	344,155	342,000	89,287	1,794,421
	2009	388,000	0	368,474	255,401	246,737	234,600	62,941	1,556,153

(1)	Salary represents annual base salary. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan.

(2)

The entire annual incentive bonus is included under the “Non-Equity Incentive Plan Compensation” column because it was subject to performance-based conditions based on achieving a specified level of Company operating income for the applicable year for purposes of Code Section 162(m), as described under “Consideration of Tax Effects” on page 44. The Compensation Committee exercised negative discretion to reduce the maximum annual incentive award to plan design levels as described under “Analysis of 2011 Compensation” on page 38. Amounts shown are not reduced to reflect the individual’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(3)

Amounts reflect the grant date fair value for these awards computed in accordance with FASB ASC Topic 718 and do not reflect the actual value that will be recognized by the NEOs. For additional information, including valuation assumptions with respect to the grants, refer to Note 9 to the notes to our audited consolidated financial statements on pages 82-85 of our 2011 Form 10-K. See also the “Grants of Plan-Based Awards in Fiscal Year 2011” table on page 49 for information on equity awards granted in 2011.

(4)

The column shows the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the NEOs. For additional information, including valuation assumptions with respect to the grants, refer to Note 9 to the notes to our consolidated financial statements on pages 82-85 of our 2011 Form 10-K. See also the “Grants of Plan-Based Awards in Fiscal Year 2011” table on page 49 for information on stock option awards granted in 2011.

(5)

Represents annual incentive bonuses paid under the Annual Incentive Plan for services performed in 2011, 2010, and 2009, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Executive Deferred Compensation Plan.

(6)

The changes in pension value in 2011, 2010 and 2009 were driven largely by changes in the discount rate applied to calculate the present value of future pension payments. The amounts recorded in this column can vary due to a number of factors, including the discount rate applied to determine the value of future payment streams. As a result of a reduction in prevailing interest rates in the U.S. credit markets since late 2008, the discount rate used pursuant to pension accounting rules to calculate the present value of future pension payments declined significantly, driving the substantial increases in the present value of future pension payments reported for 2010 and 2011. The increase in pension value resulting from these changes in the assumed discount rate did not result in an increase in the benefits payable to participants under the Company’s Supplemental Retirement Plan (“SERP”) or the U.S. Retirement Income Plan (“USRIP”).

(7)

Reflects the actuarially-determined increase at December 31 of the applicable year in the present value of the NEO’s accumulated benefits under the USRIP and the SERP, at the earliest unreduced retirement age, determined using interest rate, mortality and other assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The discount rate used to calculate the present value of future pension payments under the USRIP declined from 5.74% for 2009 to 4.56% for 2011, and for the SERP declined from 5.96% for 2009 to 4.69% for 2011. Above-market or preferential earnings are not available under our two nonqualified deferred compensation plans, the Executive Deferred Compensation Plan and the Director and Executive Stock Deferral Plan.

(8)	The “All Other Compensation” column for 2011 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Tax Reimbursements(b) ($)	Company Contributions to Defined Contribution Plans(c) ($)	Insurance Premiums(d) ($)	Total ($)
R. Smith	61,289	–	7,350	29,380	98,019
L. Adrean	3,200	–	7,350	15,904	26,454
C. Rushing	11,584	–	7,350	11,204	30,138
K. Mast	8,425	–	7,350	7,691	23,466
P. Springman	12,135	–	7,350	41,185	60,670
(a)

In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation to an NEO is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, monitoring of home security systems, club dues and event tickets, none of which exceeded $25,000 as a category for any NEO except for Mr. Smith. Mr. Smith’s total includes $50,000 for tax and financial planning services.

(b)	Effective January 1, 2011, the Company eliminated tax reimbursements on the value of future perquisites and personal benefits received by the named executives.

(c)

For 2011, the Company matched 50% of the first 6% of compensation (subject to the government limit on compensation of $245,000 in 2011) contributed on a pre-tax or after-tax basis to the tax-qualified profit sharing and 401(k) Plan. See “401(k) Plan and Defined Benefit Pension Plan” on page 50.

(d)

Represents insurance premiums paid for NEO personal excess liability insurance and imputed income related to Company-paid life insurance; in the fourth quarter of 2011, Mr. Adrean and Ms. Rushing elected to terminate their participation in the executive life insurance program.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2011

Set forth below is information regarding awards provided to the named executive officers in 2011. The non-equity incentive awards were made under the Annual Incentive Plan which is part of our shareholder-approved 2008 Omnibus Incentive Plan. The equity awards were also made under the 2008 Omnibus Incentive Plan.

Grants of Plan-Based Awards in Fiscal Year 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R Smith	4/29/11	609,000	1,522,500	3,045,000				85,000			2,940,530
	4/29/11								240,000	37.53	1,891,062
L. Adrean	4/29/11	119,853	299,633	599,266				17,500			624,127
	4/29/11								33,000	37.53	273,706
C Rushing	4/29/11	109,172	272,931	545,862				12,000			427,973
	4/29/11								25,000	37.53	207,353
K. Mast	4/29/11	106,147	265,367	530,735				12,000			427,973
	4/29/11								25,000	37.53	207,353
P. Springman	4/29/11	100,161	250,403	500,807				12,000			427,973
	4/29/11								25,000	37.53	207,353
(1)	The amounts shown represent the range of possible dollar payouts that could have been earned under the annual incentive plan for 2011. Actual payments under the Annual Incentive Plan for 2011 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of Annual Incentive Plan awards, and that the named executive officer was rated “Achieves Expectations” for the individual performance portion of the award (100% of threshold), resulting in an award equal to 40% of his or her award target.

(2)	Reflects the number of shares of time-based restricted stock units received by each named executive officer during 2011.

(3)	Reflects nonqualified options granted to each named executive officer during 2011.

(4)	The exercise price is the closing price of the Company’s common stock on the date of grant, as reported on the NYSE.

(5)	Reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found in Note 9 to the notes to our audited consolidated financial statements on pages 82-85 of our 2011 Form 10-K.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2011 Annual Incentive Plan. Annual incentive opportunities awarded to our named executive officers are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each executive officer in 2011 pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each named executive officer in the Estimated Future Payouts under the “Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards in Fiscal 2011 table above. Additional information regarding the design of the annual incentive plan is included in the Compensation Discussion and Analysis section above.

401(k) Plan and Defined Benefit Pension Plan. We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate. In 2011, depending on eligibility, we matched either 50% of the first 6% of pay, or 100% of 4% of pay an employee contributed on a pre-tax or after-tax basis to the plan (subject to the government limit on compensation, or $245,000 in 2011), plus a direct Company contribution as noted below.

Effective January 1, 2009, we redesigned our retirement program for active U.S. employees, the U.S. Retirement Income Plan, or USRIP. We have frozen our qualified defined benefit pension plan for U.S. employees who did not meet certain grandfathering criteria (i.e., those employees who were not retirement-eligible on the freeze date, which includes the named executive officers except for Messrs. Mast and Springman), and provide these employees and certain other employees not eligible to participate in the USRIP with an enhanced 401(k) Plan. The pension plan amendments freeze service credit, but continue to credit for the participant’s salary increases over time. In addition, all currently active SERP participants (which include all of the named executive officers) will remain in the current 401(k) Plan and not participate in the enhanced 401(k) Plan. Under the enhanced 401(k) Plan, Equifax may make a contribution of between 1.5% and 4% of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and also may provide a 100% match on employee 401(k) Plan contributions up to 4% of pay compared to a 50% match on the first 6% of employees’ contributions in the previous 401(k) Plan. Combining the maximum Company match of employee contributions and Company contribution not dependent on employee contribution, eligible employees can have as much as 8% of their pay contributed to their enhanced 401(k) Plan investment choices. The changes did not affect our U.S. retirees, former employees with vested benefits or employees who were eligible to retire prior to January 1, 2009.

Executive Life and Supplemental Retirement Benefit Plan. The Executive Life and Supplemental Retirement Plan provides executive life insurance benefits, which may also include capital accumulation benefits. The plan’s grantor trust is used to ensure that the insurance premiums due under this plan are paid in case we fail to make scheduled payments following a change in control, as defined in the trust agreement. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent our suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against company loans to their executive officers. Also, participants received a federal and state income tax reimbursement for the economic value of the life insurance provided to each participant under the plan. Such reimbursement was eliminated effective January 1, 2011.

For executive officers, the amount that the Company paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table under the heading “All Other Compensation.”

Employment Contract with Mr. Smith. We maintain an employment agreement with Mr. Smith and believe that the use of such an agreement is important to help retain an experienced and successful CEO.

Richard F. Smith.    On September 19, 2008, the Company entered into an amended and restated employment agreement with Mr. Smith to continue to serve as Chairman and CEO through at least September 19, 2010. The amendment was negotiated and approved by the Compensation Committee. Mr. Smith’s employment agreement will be automatically extended for additional one-year periods after the initial two-year term unless either party gives the other party notice of nonrenewal at least 12 months prior to the end of the applicable term. Mr. Smith’s annual base salary of $1.45 million is subject to annual performance-based review and upward adjustment, and he is eligible for an annual target incentive bonus of 105% of his annual base salary, depending on the achievement of performance criteria established by the Committee. Mr. Smith became vested in the SERP as described under “Pension Benefits at 2011 Fiscal Year-End” on page 53 and was credited with five years of service under such plan when he joined the Company in 2005. The employment agreement also includes general severance protections described under “Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments” on page 62.

2008 Amendments to Employment Contract with Mr. Smith.    In September 2008, the Compensation Committee approved amendments to the employment agreement for Mr. Smith to change the definition of

“annual bonus” for the purpose of calculating the executive’s termination compensation to reflect a recent Internal Revenue Service ruling holding that employment contracts generally do not satisfy Code Section 162(m) with respect to performance-based compensation requirements for Company expense deductions when the contract provides for a “deemed” satisfaction of the executive’s performance goals in the event of the executive’s termination.

Under Mr. Smith’s agreement, in the event of his separation of service as defined under Code Section 409A, or a change in control of the Company followed by Mr. Smith’s termination by the Company other than for Cause, Disability or death, or his voluntary termination for Good Reason (as such terms are defined in the agreement), he will receive, among other payments previously disclosed, (i) a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination; and (ii) a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a change of control event).

Previously, Mr. Smith’s annual incentive-based payment was calculated based on (1) prorated annual bonus earned for the year in which the termination occurs; and (2) a severance payment of one year’s target bonus; in a change in control event, the severance payment included the greater of (i) the highest annual bonus paid to him or paid but deferred under the annual incentive plan, (ii) any earned, but unpaid, bonus accrued for his benefit under the annual incentive plan, or (iii) his highest target annual bonus under the annual incentive plan, whether or not earned, in each case with respect to the three calendar years immediately preceding the year in which the date of termination occurs (times a multiple of three).

Mr. Smith’s employment agreement also was amended (i) in accordance with the rules under Code Section 409A, to add a six-month delay in payment of termination compensation in the event that he is subject to Section 409A at the time of his termination, and to restrict the timing for payment of any tax gross-up amounts that may become due under the arrangement; (ii) to reflect his then-current minimum base annual salary; (iii) to reflect the then-current term which ran through September 19, 2010, subject to automatic renewal for additional one-year periods unless either party gives notice of non-renewal at least 12 months prior to the applicable anniversary date; and (iv) to incorporate the terms of the existing change in control provisions of his employment agreement as modified for the annual incentive-based payment changes noted in the previous paragraph.

OUTSTANDING EQUITY AWARDS

The table below sets forth the outstanding Company equity awards held by the named executive officers at the end of 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
R. Smith	75,000	0	0	38.10	1/6/2016	255,000(5)	9,878,700	0	0
	110,000	0	0	41.22	2/7/2017
	125,000	0	0	33.88	2/8/2018
	146,666	73,334(2)	0	28.81	4/24/2019
	63,333	126,667(3)	0	33.60	4/30/2020
	0	240,000(4)	0	37.53	4/29/2021
L. Adrean	30,000	0	0	37.54	11/1/2016	53,500(8)	2,072,590	0	0
	30,000	0	0	41.22	2/7/2017
	31,000	0	0	33.88	2/8/2018
	27,333	13,667(2)	0	28.81	4/24/2019
	10,666	21,334(6)	0	33.60	4/30/2020
	0	33,000(7)	0	37.53	4/29/2021
C. Rushing	25,000	0	0	37.00	5/11/2016	38,000(11)	1,472,120	0	0
	27,000	0	0	41.22	2/7/2017
	28,000	0	0	33.88	2/8/2018
	21,333	10,667(2)	0	28.81	4/24/2019
	8,333	16,667(9)	0	33.60	4/30/2020
	0	25,000(10)	0	37.53	4/29/2021
K. Mast	25,000	0	0	36.70	2/9/2016	37,000(12)	1,433,380	0	0
	26,000	0	0	41.22	2/7/2017
	27,000	0	0	33.88	2/8/2018
	20,000	10,000(2)	0	28.81	4/24/2019
	8,333	16,667(9)	0	33.60	4/30/2020
	0	25,000(10)	0	37.53	4/29/2021
P. Springman	20,000	0	0	30.30	2/3/2015	37,000(12)	1,433,380	0	0
	25,000	0	0	36.70	2/9/2016
	26,000	0	0	41.22	2/7/2017
	27,000	0	0	33.88	2/8/2018
	20,000	10,000(2)	0	28.81	4/24/2019
	8,333	16,667(9)	0	33.60	4/30/2020
	0	25,000(10)	0	37.53	4/29/2021
(1)	Based on the closing price of the Company’s common stock ($38.74) on December 30, 2011, the last trading date of the year, as reported on the NYSE.

(2)	Options vest on April 24, 2012.

(3)	Options vest on April 30, 2012 (63,333) and April 30, 2013 (63,334).

(4)	Options vest in equal installments of 80,000 on April 29, 2012, April 29, 2013 and April 29, 2014.

(5)	Restricted stock units vest on April 24, 2012 (90,000), April 30, 2013 (80,000) and April 29, 2014 (85,000).

(6)	Options vest in equal installments of 10,667 on April 30, 2012 and April 30, 2013.

(7)	Options vest in equal installments of 11,000 or April 29, 2012, April 29, 2013 and April 29, 2014.

(8)	Restricted stock units vest on April 24, 2012 (17,000), April 30, 2013 (19,000) and April 29, 2014 (17,500).

(9)	Options vest on April 30, 2012 (8,333) and April 30, 2013 (8,334).

(10)	Options vest on April 29, 2012 (8,333), April 29, 2013 (8,333) and April 29, 2014 (8,334).

(11)	Restricted stock units vest on April 24, 2012 (14,000), April 30, 2013 (12,000), and April 29, 2014 (12,000).

(12)	Restricted stock units vest on April 24, 2012 (13,000), April 30, 2013 (12,000) and April 29, 2014 (12,000).

STOCK OPTION EXERCISES AND VESTING OF STOCK UNITS

The following table sets forth information regarding the exercise of stock options by the named executive officers during 2011, and the vesting during 2011 of other stock awards previously granted to the NEOs:

Option Exercises and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
R. Smith	0	0	90,000	3,330,000
L. Adrean	0	0	15,000	555,000
C. Rushing	0	0	12,000	444,000
K. Mast	61,079	554,917	10,000	370,000
P. Springman	14,000	174,860	10,000	370,000

(1)	Represents the difference between the exercise price of the stock options and the fair market value of Company common stock at exercise.

(2)	Based on the closing price of Company common stock of $37.00 on the February 8, 2011 vesting date, as reported by the NYSE. The amounts shown relate to restricted stock unit awards.

OTHER COMPENSATION

Retirement Plan

The table below shows the present value at December 31, 2011 of accumulated benefits payable to each of our named executive officers at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each named executive officer, under the U.S. Retirement Income Plan, or USRIP, and the Supplemental Retirement Plan for Executives of Equifax Inc., or SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed.

PENSION BENEFITS AT 2011 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
R. Smith	USRIP	3	76,100	0
	SERP	11(1)	9,190,000	0

L. Adrean	USRIP	2	72,800	0
	SERP	5	1,413,000	0

C. Rushing	USRIP	3	90,400	0
	SERP	6	1,242,400	0

K. Mast	USRIP	11	387,600	0
	SERP	11	1,910,600	0

P. Springman	USRIP	21	803,900	0
	SERP	21	2,540,200	0

(1)	In order to compensate Mr. Smith for retirement benefits he forfeited upon leaving his previous employer, in 2005 the Company credited five years of service to his SERP Account.

(2)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

Retirement Plan.    The USRIP is our tax-qualified retirement plan available to all active salaried U.S. employees after they have attained age 21 and completed one year of service. The USRIP was amended in 2009 as described above under “Retirement and Other Benefits” on page 42 and “401(k) Plan and Defined Benefit Pension Plan” on page 50. The USRIP provides benefits equal to 1% of “average earnings” times years of service plus 0.35% of average total earnings in excess of “covered compensation” multiplied by years of service (but not exceeding 36 years).

—

“Average earnings” is based on the highest paid 36 consecutive months of employment. Earnings considered are base salary plus annual incentives, up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. As a tax-qualified retirement plan, earnings are limited under Internal Revenue Service requirements. The limit on earnings for 2011 was $245,000.

—	“Covered compensation” is the average of Social Security taxable wage bases during the 35 years ending with the calendar year in which the participant attains Social Security retirement age.

The normal retirement age under the USRIP is age 65. However, a participant can retire early once he or she reaches age 55 if he or she has five years of service under the plan or if he or she reaches age 50 and his or her age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit.

The normal form of retirement benefit is a single life annuity providing monthly payments during the participant’s lifetime. Optional forms of benefit include a ten-year certain and life annuity and joint and survivor annuities. The ten-year certain and life benefit provides monthly payments for the participant’s lifetime with a minimum of 120 payments. If the participant dies prior to receiving all guaranteed payments, the remaining payments are made to the participant’s beneficiary. The joint and survivor annuities provide monthly payments during the participant’s lifetime with monthly payments to the surviving spouse after the participant’s death equal to 25%, 33%, 50%, 67%, 75%, or 100% (depending on the option selected) of the amount paid during the participant’s lifetime. The amount that the participant receives as an optional form of payment will be different from the normal form of payment, but in each instance that optional form of payment is the actuarial equivalent of the normal form (i.e., each form is of equal value based on actuarial assumptions used to convert the normal form of payment to the optional form).

Supplemental Retirement Plan.    The Supplemental Retirement Plan, or SERP, covers the named executive officers and other senior executive officers designated by the Compensation Committee. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual earnings” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years). “Average annual earnings” for this purpose means the highest paid 36 consecutive months of employment and includes base salary and annual incentives. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. Pursuant to his employment agreement, Mr. Smith was credited with an additional five years of service under the SERP to make up for lost benefits at his former employer. Effective January 1, 2011, the Company prospectively eliminated additional years of SERP service credit for new employment or other agreements.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, a participant can retire early once they reach age 55 if they have five years of service under the plan, or if they reach age 50 and their age plus service equals at least 75. The benefit would be reduced to reflect the early commencement of the benefit. The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the executive officers’ participation in our nonqualified deferred compensation plans in 2011. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R. Smith	0	0	0	0	0
L. Adrean	0	0	0	0	0
Deferred Stock Units	540,126	0	68,723(2)	0	1,100,022(3)
C. Rushing	62,390	0	(1,190)	0	311,044
K. Mast	32,664	0	0	0	725,247
Deferred Stock Units	0	0	42,390(2)	0	522,990(4)
P. Springman	16,840	0	5,878	0	818,225
Deferred Stock Units	0	0	154,607(2)	0	1,907,480(5)

(1)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 47.

(2)	Aggregate earnings in Last FY represents the difference between the aggregate balance at December 31, 2010, deferrals in 2011, and the ending balance on December 31, 2011 and is attributable to appreciation in the price of our stock during 2011.

(3)	The aggregate balance at year-end for deferred stock units is calculated by multiplying deferred stock units of 28,395 by the closing market price of the Company’s common stock ($38.74) on December 30, 2011, the last trading date of the year, as reported on the NYSE.

(4)	The Aggregate Balance at Last FYE for deferred stock units is calculated by multiplying deferred stock units of 13,500 by the closing market price of the Company’s common stock ($38.74) on December 30, 2011, the last trading date of the year, as reported on the NYSE.

(5)	The Aggregate Balance at Last FYE for deferred stock units is calculated by multiplying deferred stock units of 49,238 by the closing market price of the Company’s common stock ($38.74) on December 30, 2011, the last trading date of the year, as reported on the NYSE.

We maintain two deferred compensation plans that allow for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. In the case of a change in control, as defined in the trust agreement, the benefits under these deferred compensation plans will be paid primarily from the assets of a grantor trust which, through our funding, purchased variable life insurance policies on certain consenting individuals, with this trust as beneficiary. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors.

Director and Executive Stock Deferral Plan.    This plan permits the named executive officers and other eligible employees to defer taxes upon the vesting of restricted stock units. Participants may defer 25%, 50%, 75%, or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, without credit for dividends. The participant receives the right to a number of shares of deferred stock equal to any gain in the value of our common stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

Executive Deferred Compensation Plan.    This nonqualified plan is a tax deferred compensation program for a limited number of executives, including named executive officers, and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual incentive. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the named executive officers. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal. We make no contributions to this plan but pay all administrative costs and expenses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the value of potential payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2011 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2011, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

RICHARD F. SMITH

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	223,077	(1)	2,888,164	(2)	13,271,691	(3)	0	0		0
Pension/supplemental retirement plan(4)	9,266,100	9,266,100		9,266,100		9,266,100		0	9,266,100		6,107,300	(5)
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		10,000,000	(8)
Disability benefits	0	0		0		804	(9)	0	972,000	(10)	0
Healthcare benefits	0	0		30,539	(11)	63,341	(12)	0	102,600	(13)	4,800	(14)
Perquisites and other personal benefits	0	0		0		50,000	(15)	0	0		0
Tax gross-up	0	0		0		6,269,161	(16)	0	0		0
Market value of stock options vesting on termination	0	0		0		1,669,675	(17)	0	0		0
Market value of restricted stock vesting on termination	0	0		0		9,878,700	(18)	0	9,878,700	(18)	9,878,700	(18)
Total:	9,266,100	9,489,177		12,184,803		40,469,472		0	20,219,400		25,990,800

LEE ADREAN

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	38,846	(1)	135,962	(1)	3,444,468	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,485,800	1,485,800		1,485,800		1,485,800		1,485,800		1,485,800		735,800	(5)
Executive compensation deferral program(6)	1,100,022	1,100,022		1,100,022		1,100,022		1,100,022		1,100,022		1,100,022
Life insurance benefits	0	0		0		0		0		0		0	(8)
Disability benefits	0	0		0		804	(9)	0		488,900	(10)	0
Healthcare benefits	0	0		0		63,341	(12)	46,900	(20)	119,800	(13)	6,200	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		1,599,697	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		285,300	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		2,072,590	(18)	658,580	(19)	2,072,590	(18)	2,072,590	(18)
Total:	2,585,822	2,624,668		2,721,784		10,062,022		3,291,302		5,267,112		3,914,612

CORETHA M. RUSHING

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	35,385	(1)	123,846	(1)	3,580,431	(3)	0		0		0
Pension/supplemental retirement plan(4)	1,529,000	1,529,000		1,529,000		1,529,000		1,529,000		1,529,000		694,200	(5)
Executive compensation deferral program(6)	311,043	311,043		311,043		311,043		311,043		311,043		311,043
Life insurance benefits	0	0		0		7,380	(7)	0		0		250,000	(8)
Disability benefits	0	0		0		804	(9)	0		852,200	(10)	0
Healthcare benefits	0	0		0		22,950	(12)	0	(20)	0	(13)	0	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		1,430,566	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		221,842	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		1,472,120	(18)	542,360	(19)	1,472,120	(18)	1,472,120	(18)
Total:	1,840,043	1,875,428		1,963,889		8,586,136		2,382,403		4,164,363		2,727,363

KENT E. MAST

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	34,308	(1)	223,000	(1)	2,590,717	(3)	0		0		0
Pension/supplemental retirement plan(4)	2,298,200	2,298,200		2,298,200		2,298,200		2,298,200		2,298,200		1,236,800	(5)
Executive compensation deferral program(6)	1,248,237	1,248,237		1,248,237		1,248,237		1,248,237		1,248,237		1,248,237
Life insurance benefits	0	0		0		0		0		0		3,000,000	(8)
Disability benefits	0	0		0		804	(9)	0		175,100	(10)	0
Healthcare benefits	0	0		0		51,180	(12)	16,600	(20)	0	(13)	16,600	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		934,824	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		215,218	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		1,433,380	(18)	503,620	(19)	1,433,380	(18)	1,433,380	(18)
Total:	3,546,437	3,580,745		3,769,437		8,782,560		4,066,657		5,154,917		6,935,017

PAUL J. SPRINGMAN

Payment or benefit	Voluntary termination by named executive officer ($)	Termination by us for cause ($)		Termination by us without cause or by named executive officer with good reason ($)		Termination by us without cause or by the named executive officer with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	32,384	(1)	372,423	(1)	2,659,404	(3)	0		0		0
Pension/supplemental retirement plan(4)	3,344,100	3,344,100		3,344,100		3,344,100		3,344,100		3,344,100		1,730,000	(5)
Executive compensation deferral program(6)	2,725,705	2,725,705		2,725,705		2,725,705		2,725,705		2,725,705		2,725,705
Life insurance benefits	0	0		0		0		0		0		3,000,000	(8)
Disability benefits						804	(9)	0		399,300	(10)	0
Healthcare benefits	0	0		0		49,694	(12)	49,500	(20)	49,500	(13)	33,400	(14)
Perquisites and other personal benefits	0	0		0		10,000	(15)	0		0		0
Tax gross-up	0	0		0		1,107,627	(16)	0		0		0
Market value of stock options vesting on termination	0	0		0		215,218	(17)	0		0		0
Market value of restricted stock vesting on termination	0	0		0		1,433,380	(18)	503,620	(19)	1,433,380	(18)	1,433,380	(18)
Total:	6,069,805	6,102,189		6,442,228		11,545,932		6,622,925		7,951,985		8,922,485

(1)	Reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan described below.

(2)	For Mr. Smith, reflects a lump sum severance payment under the broad-based Equifax Inc. Severance Plan, and under his employment agreement, equal to the product of eight (the number of months remaining on his employment contract) and one-twelfth of the sum of his annual base salary and the highest annual bonus earned by him under the Company’s annual incentive plan over the three calendar year period preceding the year in which the date of termination occurs.

(3)	Reflects the value of lump sum severance payment and additional retirement benefit pursuant to an employment agreement for Mr. Smith or a Tier I Change in Control Agreement for all other named executive officers.

(4)	Reflects pension benefits as described under the 2011 Pension Benefits Table, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), mortality based on the Fully Generational RP-2000 Combined Healthy Mortality Table, and discount rate of 4.69%.

(5)	Reflects the present value of the death benefit payable to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if later).

(6)	Reflects amounts previously earned but deferred by the named executive officer, as described above under the 2011 Nonqualified Deferred Compensation Table.

(7)	Reflects the sum of 36 months of premiums under the Company’s broad-based basic life insurance program.

(8)	Reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2011. Mr. Adrean and Ms. Rushing surrendered their coverage under the executive life insurance program in the fourth quarter 2011. Mr. Adrean declined life coverage under the broad-based life insurance program, which Ms. Rushing is covered under the broad-based basic and supplemental life insurance programs. We also maintain a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if executive’s death occurred during Company-related travel.

(9)	Reflects the value (without discounting) of the executive’s disability benefit premiums as of December 31, 2011 determined (a) based on our current costs of providing such benefits and assuming such costs do not increase during the benefit continuation period, and (b) assuming we pay such costs throughout the benefit continuation period in the same manner as we currently pay such costs.

(10)	Reflects the present value of the executive’s disability income benefits as of December 31, 2011 determined (a) assuming full disability at December 31, 2011 and continuing through age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the RP-2000 Disabled Retiree mortality table published by the Society of Actuaries, and (c) applying a discount rate of 4.29% per annum.

(11)	Pursuant to Mr. Smith’s employment agreement, this amount reflects the present value of 18 months of family PPO health, dental and vision coverage using our COBRA premium rate (and the same inflation assumptions described in footnote 12 below), discounted at an interest rate of 4.29%.

(12)

Reflects the present value of group health and dental benefits and a 401(k) Plan employer match equivalent for three years assuming executive’s employment had been terminated on December 31, 2011, determined (a) assuming continuation coverage in our group health and dental plans, (b) based on current COBRA coverage rates for 2011 and assuming 9.5% annual inflation in cost of medical coverage for the ensuing three years, (c) assuming executive pays premiums for such coverage throughout the benefit continuation period in the same manner as if he were an active employee, and (d) applying a discount rate of 4.29% per annum. Includes a 401(k) Plan employer match equivalent of $22,950, calculated as a lump sum value (undiscounted) of 3% of pay (limited to government compensation limit) over the ensuing three years.

(13)	Reflects the actuarial present value of the employer cost of providing continuation medical coverage assuming disablement at December 31, 2011, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC 712.

(14)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuation medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC 712.

(15)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.

(16)	The Company will provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

(17)	Pursuant to our stock option plans, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing market price of the Company’s common stock ($38.74) on December 30, 2011, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options.

(18)	Pursuant to our 2008 Omnibus Incentive Plan and previous stock benefit plans, executive would become immediately vested in all outstanding restricted stock units. The amount reported represents the value of unvested restricted stock units at the closing market price of the Company’s common stock ($38.74) on December 30, 2011, the last trading date of the year, as reported on the NYSE.

(19)	Pursuant to our 2008 Omnibus Incentive Plan and related grant agreements, executive would become immediately vested in all outstanding restricted stock units granted prior to January 1, 2010. Restricted stock unit grants issued after January 1, 2010 continue to vest according to the original vesting schedule and become fully vested on the third anniversary of the grant date. The amount reported represents the value of unvested restricted stock units granted prior to January 1, 2010 at the closing market price of the Company’s common stock ($38.74) on December 30, 2011, the last trading date of the year, as reported on the NYSE.

(20)	Reflects the present value of the employer cost of providing continuation medical coverage assuming retirement at December 31, 2011, based on the assumption for year-end disclosure.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during executive’s term of employment. These amounts include:

—	annual incentive compensation earned during the fiscal year for certain termination causes which include retirement, job elimination or death;

—	vested shares awarded under the 2008 Omnibus Incentive Plan or previous stock benefit plans;

—	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

—	accrued vacation pay and amounts accrued and vested under our retirement plan and supplemental retirement plan.

Equifax Inc. Severance Plan.    Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible non-exempt employee is entitled to a severance benefit of two weeks of base salary for his or her first four years of service plus one week for each year of service thereafter, subject to a maximum of 26 weeks of pay; exempt employees receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible non-exempt employees entitles the employee to two weeks of severance for less than ten years of service, four weeks of severance if they have at least ten but less than 15 years of service, and six weeks of severance if they have 15 or more years of service; for exempt employees, four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, the executive will:

—	continue to vest in all outstanding stock options and retain such options for the lesser of five years or the remainder of the outstanding 10-year term;

—	continue to vest in any performance-based stock grant upon completion of such performance milestones;

—

continue to receive medical benefits for life (assuming the plan is not terminated and the executive is eligible and pays applicable premiums), including benefits for his dependents, as applicable, pursuant to the terms of the Company’s retiree medical plan;

—	continue to receive executive life insurance benefits; and

—	receive reimbursement by the Company for up to $10,000 of financial planning and tax services incurred in the subsequent year ($50,000 in the case of the CEO).

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the previous two headings, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate.

Payments Made Upon a Change in Control

The Compensation Committee in October 2008 approved Tier I change in control agreements (the “CIC Agreements”) with the named executive officers (other than Mr. Smith, who has a change in control provision in his employment agreement as described below).

The CIC Agreements provide that each executive will be an at-will employee of the Company entitled to receive certain payments and benefits in the event of an employment termination after a change in control of the Company.

The CIC Agreements provide that if an executive’s employment is terminated within three years following a change in control (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “good reason,” the named executive officer will receive:

—

a cash payment for accrued annual bonus equal to the highest annual bonus earned under the Company’s executive bonus plan with respect to the three calendar years immediately preceding the date of termination, prorated for the number of days in the current fiscal year through the date of termination;

—

a severance payment equal to his highest annual bonus earned under the executive bonus plan with respect to the three calendar years immediately preceding the year of termination (times a multiple of three in a Change of Control event);

—

a lump sum severance payment, in addition to the benefits accrued under the Company defined benefit retirement plan or supplemental retirement plan (collectively, the “Retirement Plan”), in an amount actuarially equivalent to the executive’s benefits under the Retirement Plan with the following adjustments: (a) executive will be treated as if 100% vested under the Retirement Plan regardless of actual years of credited service; (b) executive will be credited with up to five additional years of service with respect to any supplemental retirement plan, in an amount equal to what the executive would have earned if executive had remained a Company employee until age 62; (c) executive’s final average earnings will be determined using the highest monthly rate of base salary in effect during the 12 months preceding executive’s termination plus the executive’s highest annual bonus paid to him or paid but deferred with respect to the three calendar years prior to the executive’s termination (regardless of any earnings limitations under the defined benefit retirement plan or governmental regulations applicable to such plan); and (d) the monthly retirement benefit so calculated shall be reduced by an amount equal to the monthly retirement benefit payable to executive under the Retirement Plan;

—	continuation of executive’s group health, dental, vision, life, disability and similar coverages for three years;

—	upon satisfaction of requirements for coverage prior to the three-year benefit continuation period, the Company’s retiree medical coverage program for life; and

—

participation in the 401(k) Plan for a three-year period, assuming the executive had made maximum contributions (if the Company cannot contribute these additional amounts because of the terms of the 401(k) Plan or applicable law, the Company will pay the executive a lump sum payment equal to the additional amounts the Company would have been required to contribute).

Generally, pursuant to the CIC Agreements, a change in control is deemed to occur:

—	upon an accumulation by any person, entity or group of 20% or more of the combined voting power of our voting stock;

—	a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

—	a sale or disposition of all or substantially all of our assets; or

—	a complete liquidation or dissolution of the Company.

“Good reason” under the CIC Agreements means (i) a reduction in the executive’s base salary or material diminution of annual bonus opportunity, or failure to continue in effect benefits under the Company’s retirement compensation or other benefit plans; (ii) a requirement that the executive be based at a location more than 35 miles from his or her principal work location prior to the change of control; or (iii) assignment of duties inconsistent with his or her position prior to the change of control, or a substantial change in the nature of executive’s responsibilities. “Cause” generally means the executive has (a) willfully failed to substantially perform his or her duties to us (other than resulting from physical incapacity or mental illness) or (b) willfully engaged in misconduct that is materially injurious to the Company.

Benefits payable under the CIC Agreements and other Company compensation or benefit plans are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Code Section 4999. No payments have been made to any named executive officer under these agreements.

The CIC Agreements added confidentiality provisions during the named executive officer’s employment and for two years after termination of employment. The agreement also subjects the executive to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan.    Under the annual incentive plan, which is established pursuant to the 2008 Omnibus Incentive Plan, a named executive officer would forfeit his award if he voluntarily terminated his employment other than for good reason (as defined in the plan) prior to year-end or if he is terminated by us for cause (as defined in the plan). However, the executive would receive a pro rata award under the plan if executive’s employment is terminated prior to year end as a result of death, disability, normal retirement or full early retirement, or involuntarily terminated by the Company without cause or voluntarily terminated by him for good reason. If there is a change in control event and a named executive officer is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described above under “Payments Made Upon a Change in Control.”

2008 Omnibus Incentive Plan.    Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan and applicable award agreements, stock option grants have historically provided that options are not exercisable after a participant terminates employment with the Company, unless the termination was the result of the participant’s death, disability, retirement, or job elimination. Under the plan, an executive’s stock options which have not yet been exercised will become immediately vested and exercisable and restricted stock units will vest if a change in control (as defined in such plan) of the Company occurs while such executive is an employee of the Company.

Rabbi Trust.    We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each of our NEOs) under our Supplemental Retirement Plan. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within ten (10) days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in control” is defined in substantially the same manner as in the change in control agreements described above under “Payments Made Upon a Change in Control,” except that there is no “double trigger” and, for a stock acquisition above a threshold of 20% of the outstanding voting shares of the Company and below the 50% level, the Compensation Committee has discretion to determine whether the trust should be funded. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

Additional Information Regarding Mr. Smith’s Employment Agreement and Post-Termination Payments

If Mr. Smith’s employment is terminated while his employment agreement with the Company is in effect by us other than for “cause” or disability, or by Mr. Smith for “good reason,” we will pay Mr. Smith the following, which we refer to as the accrued obligations:

—	his base salary through the date of termination;

—	a pro rata bonus for the year of termination;

—	accrued pay in lieu of unused vacation; and

—	any unvested compensation.

We will also pay Mr. Smith a severance payment equal to the sum of his base salary and his highest annual bonus over the preceding three calendar years. The Company will provide COBRA health insurance continuation coverage for 18 months.

If Mr. Smith’s employment is terminated by reason of his death, disability or retirement, Mr. Smith will receive his accrued obligations. If Mr. Smith’s employment is terminated by the Company for cause or by Mr. Smith without good reason, he will receive his accrued obligations (excluding the pro rata bonus).

Mr. Smith’s employment agreement governs his benefits upon the occurrence of a change in control of the Company. Benefits payable under the employment agreement are not reduced to satisfy the limits of Code Section 280G, or similar state or local tax imposed on such payments. As a result, any payments Mr. Smith receives will be increased, if necessary, so that after taking into account all taxes he would incur as a result of those payments, he would receive the same after-tax amount he would have received had no excise tax been imposed under Code Section 4999.

Mr. Smith’s employment agreement contains confidentiality provisions during employment and for two years after termination of employment. The agreement also subjects Mr. Smith to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment.

“Cause” for this purpose generally means:

—	willful and continued failure to perform substantially his duties with us (other than any such failure resulting from incapacity due to physical or mental illness);

—	intentional violation of our Code of Ethics or Insider Trading Policy; or

—	commission of, or a plea of guilty or no contest relating to, a felony or crime involving moral turpitude.

“Good Reason” for this purpose generally means:

—

demotion from the position of chief executive officer or a material diminution in his authority, duties or responsibilities in such position, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice thereof given by Mr. Smith;

—	a reduction in base salary, target bonus or maximum bonus opportunity;

—	we require Mr. Smith to be based more than 35 miles from our principal executive offices in Atlanta, Georgia;

—	any failure by us to require a successor to comply with the agreement; and

—	any material breach by us of any other material provision of the employment agreement (e.g., failing to pay promised amounts).

AUDIT COMMITTEE REPORT

The Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with the independent auditors the written report and their independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. Management has reviewed with the Audit Committee its report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 23, 2012. The Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.

Members of the Audit Committee

James E. Copeland, Jr., Chair        Robert D. Daleo        Mark L. Feidler

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2013 ANNUAL MEETING

Notice of any proposal or director nomination that a shareholder wishes to propose for consideration at the 2013 Annual Meeting, including any proposal that a shareholder wishes to submit for inclusion in the Company’s proxy materials for the 2013 Annual Meeting, must be delivered to us not later than November 21, 2012.

Such proposal or director nomination must satisfy the information and other requirements specified in our Bylaws which are available at: www.equifax.com/about_equifax/corporate_governance/en_us and, if to be included in our proxy materials for the 2013 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC. Any shareholder proposal or director nomination submitted to the Company in connection with the 2013 Annual Meeting should be addressed to: Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2013 Annual Meeting to present the proposal.

Appendix A

EQUIFAX INC.

Guidelines for Determining the Independence of Directors

The Board of Directors of Equifax Inc. (“Equifax”) believes that a majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with Equifax to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

—	A director will not be considered independent if, within the preceding three years,

-	the director was an employee of, or an immediate family member of the director was an executive officer of, Equifax;

-	the director, or an immediate family member of the director, has received during any 12-month period more than $120,000 in direct compensation from Equifax, other than director and committee fees and pension or other forms of deferred compensation for prior service to Equifax (provided such compensation is not contingent in any way on continued service);

-	the director, or an immediate family member of the director, is or was employed as an executive officer of another company where any of Equifax’s present executive officers at the same time serves or served on that company’s Compensation Committee; or

-	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equifax for property or services in an amount which exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

—

A director will not be considered independent if (i) the director is a current partner or employee of the firm that is Equifax’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Equifax’s audit within that time.

—	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

-	a director is an executive officer of another company which is indebted to Equifax, or to which Equifax is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

-	a director serves as an officer, director or trustee of a charitable organization and the charitable contributions of Equifax or the Equifax Foundation to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts (Equifax or Equifax Foundation automatic matching of employee charitable contributions will not be included in the amount of Equifax or Equifax Foundation contributions for this purpose); and

-	a director is an executive officer of another company that does business with Equifax and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

—

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. Equifax will explain in its proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

A-1

—

Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to Equifax).

—

Compensation, Human Resources & Management Succession Committee members must be independent in accordance with Section 952 of the Dodd-Frank Act and applicable NYSE listing requirements which require, among other things, a determination as to the source of compensation of the member, including any consulting, advisory or other compensatory fee paid by Equifax, whether the member is affiliated with Equifax, a subsidiary of Equifax or an affiliate.

[As amended December 1, 2010]

A-2

Appendix B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We refer in the “Compensation Discussion and Analysis” section of this Proxy Statement to (1) diluted earnings per share (“EPS”) from continuing operations attributable to Equifax, and (2) operating revenue. We also refer to these financial measures excluding certain items from the nearest equivalent presentation under U.S. generally accepted accounting principles, or GAAP. These non-GAAP measures are provided to show the performance of our core operations without the effect of the excluded items, consistent with how our management reviews and assesses our historical performance when measuring operating profitability, evaluating performance trends, and setting performance objectives. The non-GAAP measures are not a measurement of financial performance under GAAP, should not be considered as an alternative to earnings per share or operating revenue, and may not be comparable to non-GAAP financial measures used by other companies. The following tables reconcile the non-GAAP financial measures to the respective most directly comparable financial measure calculated in accordance with GAAP:

A.	COMPENSATION DISCUSSION AND ANALYSIS—EXECUTIVE SUMMARY—2011 COMPANY FINANCIAL PERFORMANCE

Reconciliation of diluted EPS from continuing operations attributable to Equifax (GAAP) to diluted EPS from continuing operations attributable to Equifax, adjusted for certain items (Non-GAAP):

	2011	2010
Diluted EPS from continuing operations attributable to Equifax—GAAP	$1.87	$1.86
Acquisition-related amortization expense, net of tax	0.46	0.45
Loss on deconsolidation of Brazilian business	0.22	–
Income tax benefits	(0.03)	–

Diluted EPS from continuing operations attributable to Equifax, adjusted for certain items—Non-GAAP	$2.52	$2.31

Adjusted Diluted EPS—This non-GAAP measure excludes the following items:

Acquisition-Related Amortization Expense—Excluding acquisition-related amortization expense, net of tax, of $57.0 million and $57.2 million in 2011 and 2010, respectively, provides meaningful supplemental information regarding our financial results for the years ended December 31, 2011 and 2010, as it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets.

Loss on the Deconsolidation of Brazilian business—During the second quarter of 2011, the Company completed the merger of our Brazilian business with and into Boa Vista Serviços S.A. (“BVS”) in exchange for a 15 percent equity interest in BVS. The Company recorded a $27.8 million loss on the transaction. Management believes excluding the loss from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2011 and 2010, since a loss of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income Tax Benefits—During the fourth quarter of 2011, the Company recorded a cumulative income tax benefit resulting from the recognition of an income tax deduction related to several prior years. Management believes excluding this income tax benefit from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2011 and 2010, since this income tax benefit is large enough to affect performance trends, does not relate to the results of the current period’s operating results, and is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

B-1

Reconciliation of operating revenue (GAAP) to operating revenue, adjusted to exclude the results of our Brazilian operations (Non-GAAP):

	2011	2010
Operating revenue	$1,959.8	$1,859.5
Brazil revenue	(35.4)	(84.1)

Adjusted operating revenue—Non-GAAP	$1,924.4	$1,775.4

Operating Revenue (excluding Brazil)—This non-GAAP measure excludes the following item:

Adjusted Operating Revenue, Excluding the Results of our Brazilian Operations—Management believes excluding the Brazilian revenue from the calculation of operating revenue, on a non-GAAP basis, is useful because it allows investors to evaluate the Company’s growth on a basis consistent with the current composition of our business.

B.	COMPENSATION DISCUSSION AND ANALYSIS—ANALYSIS OF 2011 COMPENSATION—ANNUAL INCENTIVE PLAN

Reconciliation of diluted EPS from continuing operations attributable to Equifax (GAAP) to diluted EPS from continuing operations attributable to Equifax, adjusted for certain items and in constant dollars to Equifax’s 2011 budgeted foreign exchange rates (Non-GAAP):

	2011	2010
Diluted EPS from continuing operations attributable to Equifax—GAAP	$1.87	$1.86
Acquisition-related amortization expense, net of tax	0.46	0.45
Loss on deconsolidation of Brazilian business	0.22	–
Income tax benefits	(0.03)	–
Foreign exchange	(0.02)	(0.01)

Diluted EPS from continuing operations attributable to Equifax, adjusted for certain items—Non-GAAP	$2.50	$2.30

Reconciliation of operating revenue (GAAP) to operating revenue adjusted in constant dollars to Equifax’s 2011 budgeted foreign exchange rates (Non-GAAP):

	2011	2010
Operating revenue	$1,959.8	$1,859.5
Foreign exchange	(15.2)	4.0

Adjusted operating revenue—Non-GAAP	$1,944.6	$1,863.5

Diluted EPS from continuing operations attributable to Equifax and Operating revenue such as adjusted for 2011 budgeted foreign exchange rates (Non-GAAP)—Management believes that adjusting these financial measures in constant dollars to the Company’s 2011 budgeted foreign exchange rates (Non-GAAP) allows the Compensation Committee of the Board to evaluate our performance for different periods on a more comparable basis by excluding unanticipated changes in foreign exchange rates.

B-2

Equifax is a registered trademark of Equifax Inc. Copyright© 2012, Equifax Inc. Atlanta, Georgia All rights reserved. Printed in U.S.A.

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 2, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 2, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43991-P20919-Z57183	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.
The Board of Directors recommends that you vote “FOR”
each of the following nominees for a one-year term.
1.	Election of Directors:	For	Against	Abstain
Nominees:
	1a. James E. Copeland, Jr.	☐	☐	☐
	1b. Robert D. Daleo	☐	☐	☐	The Board of Directors recommends a vote “FOR” item 2.		For	Against	Abstain
	1c. Walter W. Driver, Jr.	☐	☐	☐	2.	To ratify the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2012.	☐	☐	☐
	1d. Mark L. Feidler	☐	☐	☐	The Board of Directors recommends a vote “FOR” item 3.
	1e. L. Phillip Humann	☐	☐	☐	3.	Advisory resolution to approve executive compensation.	☐	☐	☐
	1f. Siri S. Marshall	☐	☐	☐
	1g. John A. McKinley	☐	☐	☐	The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.
	1h. Richard F. Smith	☐	☐	☐
	1i. Mark B. Templeton	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Daylight Time on May 1, 2012. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 P.M., Eastern Daylight Time, on May 2, 2012 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

M43992-P20919-Z57183

EQUIFAX INC. Annual Meeting of Shareholders May 3, 2012, at 9:30 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of the nine director nominees, each for a one-year term in Item 1; “For” ratification of the appointment of Ernst & Young LLP as Equifax’s principal independent registered public accounting firm for 2012 in Item 2; “FOR” advisory resolution to approve executive compensation, as disclosed in the Proxy Statement, pursuant to SEC compensation disclosure rules; and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints L. Phillip Humann, Siri S. Marshall and Richard F. Smith, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2012, at 9:30 a.m. Eastern Daylight Time at Equifax’s principal executive offices located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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Shareholders Meeting to Be Held on May 3, 2012.

EQUIFAX INC.

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 5, 2012
Date: May 3, 2012 Time: 9:30 AM EDT
Location: 1550 Peachtree Street, N.W.
Atlanta, GA 30309
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See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 29, 2012 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends that you vote “FOR” each of the following nominees for a one-year term.

1. Election of Directors:	The Board of Directors recommends a vote “FOR” item 2.
Nominees:

2.      To ratify the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2012.

The Board of Directors recommends a vote “FOR” item 3.

3.      Advisory resolution to approve executive compensation.

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

1a. James E. Copeland, Jr. 1b. Robert D. Daleo 1c. Walter W. Driver, Jr. 1d. Mark L. Feidler 1e. L. Philip Humann 1f. Siri S. Marshall 1g. John A. McKinley 1h. Richard F. Smith 1i. Mark B. Templeton